As filed with the Securities and Exchange Commission on April 7, 2005

Registration No. 333-

Securities and Exchange Commission

Washington, D.C. 20549

Form S-4
Registration Statement
under
The Securities Act of 1933

First Busey Corporation
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	37-1078406 (I.R.S Employer Identification Number)

201 West Main Street
Urbana, Illinois 61801
(217) 365-4513
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Douglas C. Mills
Chief Executive Officer and Chairman of the Board
201 West Main Street
Urbana, Illinois 61801
(217) 365-4556
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:

Stathy Darcy, Esq. Chapman and Cutler LLP 111 West Monroe Street Chicago, Illinois 60603 (312) 845-3000	John P. Greeley, Esq. Smith Mackinnon, PA Citrus Center, Suite 800 255 South Orange Avenue Orlando, Florida 32801 (407) 843-7300

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of		Proposed Maximum	Proposed Maximum	Amount of
Securities to Be	Amount to Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Unit	Offering Price	Fee

Common Stock, no par value	850,000 (1)	Not Applicable	$14,914,810 (2)	$1,760

(1)	Represents the maximum number of shares of First Busey Corporation common stock that may be issued in connection with the proposed merger to which this Registration Statement relates.

(2)	Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(f)(1) and (3) under the Securities Act of 1933, as amended, based upon the aggregate market value of 1,182,151 shares of common stock to be cancelled in the merger, reduced by the amount of cash to be paid to the holders of such shares in the merger.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Tarpon Letterhead]

Merger Proposed — Your Vote Is
Very Important

_______________, 2005

Tarpon Shareholders:

     The Board of Directors of Tarpon Coast Bancorp, Inc. has agreed to a merger of Tarpon with a wholly owned subsidiary of First Busey Corporation, at which time Tarpon would become a wholly owned subsidiary of First Busey. Before we can complete this merger, the merger agreement must be approved by Tarpon’s shareholders. We are sending you this proxy statement-prospectus to ask you to vote in favor of the merger.

     If the merger is consummated, each share of your Tarpon common stock will be converted into the right to receive $27.00 in a combination of cash and First Busey common stock equal to $12.15 cash and $14.85 in First Busey common stock. The calculation of the number of shares of First Busey common stock to which you are entitled upon the consummation of the merger is described more fully in the accompanying document. You should be aware that this conversion may be adjusted as described in the accompanying document. For a discussion of limitations on your ability to receive cash or First Busey common stock in the merger, see “The Merger — Merger Consideration” on page 25. Shares of First Busey common stock are quoted on The Nasdaq Stock Market under the symbol “BUSE.”

     Your vote is very important. The merger cannot be completed unless holders of at least a majority of Tarpon’s common stock approve it. We have scheduled a special shareholder meeting for you to vote on the merger. Whether or not you plan to attend our special shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger.

     The date, time and place of the special meeting is:

Date:                                               , 2005
Time:                              .m.
Place:

     This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about First Busey from documents First Busey has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     In particular, please see the section entitled “Risk Factors” beginning on page 17.

     We are very enthusiastic about this merger and the strength and capabilities we expect to achieve from it.

Sincerely,

Lewis S. Albert
Chairman and Chief Executive Officer
Tarpon Coast Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

     This proxy statement-prospectus is dated ______, 2005 and was first mailed to shareholders on or about ______, 2005

     We have not been authorized to give any information or make any representation about the merger or Tarpon or First Busey that differs from, or adds to, the information in this proxy statement-prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

References to Additional Information

     This proxy statement-prospectus incorporates important business and financial information about First Busey and Tarpon that is not in this document. Documents incorporated by reference that provide information regarding Tarpon are being delivered with this proxy statement-prospectus. In case of both First Busey and Tarpon, information incorporated by reference is available to you without charge upon your written or oral request.

     You can obtain documents related to First Busey and Tarpon that are incorporated by reference in this document through the Securities and Exchange Commission website at “http://www.sec.gov” or by requesting them in writing or by telephone from First Busey: First Busey Corporation, 201 West Main Street, Urbana, Illinois 61801, phone: (217) 365-4512, attention: Chairman and Chief Executive Officer, and, in the case of Tarpon: Tarpon Coast Bancorp, Inc., 1490 Tamiami Trail, Port Charlotte, Florida 33948, phone: (941) 626-8111, attention: Chairman and Chief Executive Officer. If you would like to request documents, please do so by ______, 2005 to receive them before the special meeting. Instructions regarding how to obtain this information are contained on page 68 under the caption “Where You Can Find More Information.”

Tarpon Coast Bancorp, Inc.

Notice of Special Meeting of Shareholders
To be held on __________, 2005

     Tarpon will hold a special meeting of shareholders at ______, ______, ______, Florida ______, at ______.m. local time on ______, ______, 2005 to vote on:

     1. Approval of the Agreement and Plan of Merger dated as of February 24, 2005, by and among First Busey Corporation, FBC Acquisition III Corp. and Tarpon Coast Bancorp, Inc. and the transactions contemplated by the merger agreement. These transactions include the merger of Tarpon with a subsidiary of First Busey and the issuance of First Busey common stock and the payment of cash consideration to Tarpon’s shareholders. This proposal is more fully described in the enclosed proxy statement-prospectus. A copy of the merger agreement is attached as Appendix A to the proxy statement-prospectus.

     2. Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

     Record holders of Tarpon common stock at the close of business on ______, 2005, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The Bylaws of Tarpon require approval by at least a majority of the outstanding shares of Tarpon to approve the merger agreement. A holder of Tarpon common stock who complies with the provisions of Sections 607.1301 through 1333 of the Florida Business Corporation Act relating to dissenters’ rights applicable to the merger will be entitled to receive payment in cash of the fair value of only those shares held (1) which are voted against approval of the merger agreement at the special meeting (either in person or by proxy), or (2) with respect to which the holder thereof has given written notice to Tarpon at or prior to the special meeting that the holder dissents from the merger agreement. We have attached a copy of the dissenters’ rights law as Appendix B to this document.

     You are cordially invited to attend the special meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card.

Lewis S. Albert
Chairman and Chief Executive Officer

________________, 2005

Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

Your Board of Directors unanimously recommends that you vote FOR approval of the merger agreement.

-i-

-ii-

-iii-

Questions and Answers About the Merger

Q:	What is this proxy statement-prospectus and why am I receiving it?

A:	This proxy statement-prospectus describes in detail the proposed merger between Tarpon Coast Bancorp, Inc. and FBC Acquisition III Corp., a Florida corporation and wholly owned subsidiary of First Busey Corporation. Because you are a shareholder of Tarpon, you are being asked to vote on the merger agreement at a special shareholders meeting to be held on ___, 2005. Please read this entire proxy statement-prospectus carefully, including the appendices that are attached.

Q:	What will happen if the shareholders of Tarpon approve the merger agreement?

A:	If the Tarpon shareholders approve the merger agreement, then shortly following the special meeting, subject to certain regulatory approvals and other conditions, Acquisition Corp. will merge with and into Tarpon.

For each Tarpon share you own, subject to adjustment as described below, you will be entitled to receive $27.00 in a combination of cash and First Busey common stock equal to $12.15 cash and $14.85 in First Busey common stock. The number of shares of First Busey common stock that each share of Tarpon common stock will be exchanged for will be determined by $14.85 divided by the average (weighted according to reported trading volume on The Nasdaq Stock Market and rounded to the nearest $.01) of the closing prices of First Busey shares on the 10 trading days immediately prior to the fourth day preceding the closing date. Fractional shares will not be issued to you on the merger. If the number of shares you are to receive is not a whole number, you will receive cash instead of the fractional share based on the foregoing calculation.

The conversion may be adjusted in the case of a determination that the number of shares of First Busey common stock is less than the Share Minimum or greater than the Share Maximum (as each such term is defined under “Merger—Manner of Conversion of Tarpon Shares”). See “Merger—Merger Consideration” on page 25 and “—Manner of Conversion of Tarpon Shares” on page 26.

Q:	What will happen to Tarpon following the merger?

A:	Immediately following the merger of Tarpon with Acquisition Corp., Tarpon, as the surviving entity, will merge into First Busey, and Tarpon Coast National Bank (the “Bank”), a wholly owned subsidiary of Tarpon, will become a subsidiary of First Busey.

Q:	What should I do now?

A:	Send in your proxy card. After reviewing this document, indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed envelope addressed to Tarpon as soon as possible to ensure that your shares will be represented at the special meeting.

If you sign, date and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the same effect as a vote against the merger agreement. However, this will not be deemed a vote against the merger agreement for purposes of perfecting dissenters’ rights.

Q:	When is the merger expected to be completed?

A:	First Busey expects to complete the merger prior to August 30, 2005. Because the merger is subject to regulatory approvals and approval by the Tarpon shareholders, as well as other conditions, neither First Busey nor Tarpon can predict the exact timing of its completion.

Q:	What are the U.S. federal income tax consequences of the merger to Tarpon’s shareholders?

A:	The merger is intended to qualify as a “reorganization” under U.S. federal income tax laws. As a result, holders of Tarpon shares generally will not recognize any gain or loss under U.S. federal income tax laws on the receipt of First Busey common stock in exchange for their Tarpon shares. Cash received for fractional First Busey common stock will be treated as though the shareholder had first received the fractional Tarpon common share and then sold the fractional First Busey common stock for cash.

Holders of Tarpon shares will receive a combination of cash and First Busey common stock and will realize gain, but not loss, to the extent that the amount of cash received plus the value of the shares of First Busey common stock received exceeds their tax basis in the Tarpon common stock. Holders of Tarpon common stock will recognize the gain in an amount equal to the lesser of (1) the amount of the gain realized, or (2) the amount of the cash received.

Holders of Tarpon shares who exercise their dissenters’ rights and receive cash will realize gain or loss based upon the amounts of the cash received less the tax basis in the Tarpon common stock.

The overall tax treatment applicable to you will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Q:	If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of Tarpon common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the merger.

Q:	Can I revoke my proxy and change my mind?

A:	Yes. You may revoke your proxy up to the time of the Special Meeting by taking any of the actions explained under “General Information—Proxies and Other Matters” on page 22 of this proxy statement-prospectus, including by giving a written notice of revocation, signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q:	Can I vote my shares in person?

A:	Yes. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. Hold all of your stock certificates and send them in with the transmittal materials you will receive from the exchange agent after the merger is completed.

Q:	Whom can I call with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Tarpon Coast Bancorp, Inc.
1490 Tamiami Trail
Port Charlotte, Florida 33948
(941) 629-8111
Attn: Lewis S. Albert
Chairman and Chief Executive Officer

Summary

     This summary highlights selected information from this proxy statement-prospectus. It may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. These will give you a more complete description of the transactions we are proposing. For more information about First Busey, see “Where You Can Find More Information” on page 68.

The Meeting

     Meeting and Record Date. A special meeting of the shareholders of Tarpon Coast Bancorp, Inc. will be held on                     , 2005, at                                         ,                                        ,                     , at                      _.m., local time. Only holders of record of Tarpon common stock at the close of business on the record date,                     , 2005, are entitled to notice of, and to vote at, the meeting. See “General Information—Meeting, Record Dates and Votes Required.”

     Matters to Be Considered. At the meeting, we will ask Tarpon shareholders to vote on the approval and adoption of the Agreement and Plan of Merger, dated as of February 24, 2005, by and among First Busey, Acquisition Corp. (a wholly owned subsidiary of First Busey) and Tarpon, under which Acquisition Corp. will merge with and into Tarpon. Shareholders will also consider and vote upon other matters as may properly be brought before the meeting. See “General Information— Matters to Be Considered.”

     Vote Required. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Tarpon common stock. As of the record date, there were [1,182,151] shares of Tarpon common stock entitled to be voted at the meeting. See “General Information—Meeting, Record Dates and Votes Required.”

     Approval and adoption of the merger agreement by the Tarpon shareholders is a condition to, and required for, consummation of the merger. See “The Merger Agreement—Conditions to the Merger.”

     Security Ownership of Management. As of the record date, directors and executive officers of Tarpon held in the aggregate with the ability to vote                      shares or approximately                     % of the shares of Tarpon common stock. These persons have indicated that they intend to vote their shares of common stock for approval of the merger agreement.

The Parties

     Tarpon. Tarpon is a registered bank holding company and owns 100% of the outstanding capital stock of the Bank. Tarpon was incorporated under the laws of the State of Florida in August 1997. The Bank is a full service commercial bank, without trust powers, offering a full range of interest bearing and non-interest bearing accounts. During 2000, Tarpon organized Tarpon Coast Financial Services, Inc. (“TCFS”) as a subsidiary of the Bank. TCFS, engages in the sale of insurance and investment products in response to the Gramm-Leach-Bliley

Act of 1999 that provided for the repeal of the long-standing separation of the banking, insurance and securities industries. TCFS provides such products as life and disability insurance, annuities, retirement plans, mutual funds as well as stocks and bonds. Tarpon’s common stock is quoted on the over the counter bulletin board under the symbol “TCBA.”

     Tarpon’s principal executive office is located at 1490 Tamiami Trail, Port Charlotte, Florida 33948, and its telephone number is (941) 629-8111.

     First Busey. First Busey Corporation, a Nevada corporation and bank holding company located in Urbana, Illinois, had total assets of approximately $1.96 billion at December 31, 2004. The indirect and direct subsidiaries of First Busey include three wholly-owned banking subsidiaries with locations in three states, a trust company and a securities broker-dealer subsidiary.

     Busey Bank is headquartered in Urbana, Illinois and provides a full-range of general commercial and retail banking services. Busey Bank has seventeen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and loan production offices in Ft. Myers and Naples, Florida. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two additional banking centers in Cape Coral, Florida. On June 1, 2004, First Busey Corporation completed its acquisition of First Capital Bank in Peoria, Illinois. First Capital Bank has three banking centers in Peoria and one in Pekin, Illinois. First Busey common stock is listed on Nasdaq under the symbol “BUSE.”

     First Busey’s principal executive office is located at 201 West Main Street, Urbana, Illinois 61801, and its telephone number is (217) 365-4513.

     Acquisition Corp. FBC Acquisition Corp. III, a recently formed Florida corporation and wholly owned subsidiary of First Busey, does not conduct any ongoing operations. Its primary purpose is to facilitate First Busey’s acquisition of Tarpon.

The Merger

     Each Tarpon shareholder is being asked to consider and vote upon a proposal to approve the merger agreement, under which Acquisition Corp. will merge with and into Tarpon, with Tarpon surviving the merger as a wholly owned subsidiary of First Busey. Upon consummation of the merger, the ownership interest of all current shareholders in Tarpon will cease. See “The Merger—General.”

Merger Consideration

     Subject to the terms, conditions and procedures in the merger agreement, each share of Tarpon common stock issued and outstanding immediately before the merger, except shares:

•	held in the treasury of Tarpon;

•	held by any of Tarpon’s subsidiaries, other than in a fiduciary capacity;

•	available for plan share awards or subject to existing unvested plan share awards under Tarpon’s stock option plan;

•	reserved for issuance under a Tarpon stock purchase warrant agreement;

•	owned by First Busey, Acquisition Corp. or any other subsidiary of First Busey, other than in a fiduciary capacity; and

•	for which Tarpon shareholders have validly demanded and perfected dissenters’ rights under Sections 607.1301 through 1333 of the Florida Business Corporation Act;

will be converted into at the effective time of the merger the right to receive $27.00 in a combination of First Busey common stock and cash equal to $12.15 cash and a whole number of First Busey shares equal to $14.85 divided by the First Busey Share Price, described below, plus cash instead of any fractional share. If, however, the total amount of cash to be distributed is above specified requirements, the exchange agent will adjust the proportion of cash and First Busey common stock to be delivered in connection with the merger. If the cash portion of the merger consideration exceeds 50% of the total value of the merger consideration, Tarpon shareholders will receive as much cash as is possible without causing the cash portion of the merger consideration to exceed 50% of the total value of the merger consideration. This mandatory adjustment would be necessary under some circumstances in order to preserve the tax-free treatment of the First Busey shares of common stock received in the merger. In addition, if the total number of shares of First Busey common stock exceeds specified limitations, the exchange agent will adjust the proportion of cash and First Busey common stock to be delivered in connection with the merger. If the First Busey common stock portion of the merger consideration exceeds 850,000 shares of First Busey common stock, an adjustment will be made so that Tarpon shareholders will receive as many shares of First Busey common stock as is possible without causing the First Busey common stock portion of the merger consideration to exceed 850,000 shares of First Busey common stock. Accordingly, the cash consideration will also be adjusted under such circumstances.

     The “First Busey Share Price” will be calculated as the weighted average of the closing prices of shares of First Busey common stock on the 10 trading days that shares of First Busey common stock are traded on Nasdaq immediately prior to the fourth calendar day preceding the closing of the merger transaction. Because the market prices of shares of First Busey common stock will fluctuate, when you vote you will most likely not know the number of shares of First Busey common stock that will be issued in the merger.

     See “Merger—Merger Consideration” for a description of the merger consideration.

Recommendation of the Board of Directors; Reasons for the Merger

     Tarpon’s Board of Directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and has determined that the merger is in the best interests of Tarpon and its shareholders. The Board of Directors unanimously recommends a vote for approval of the merger agreement.

     For a discussion of the factors considered by the Board of Directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, see “The Merger—Background of and Reasons for the Merger.”

Opinion of Financial Advisor

     Tarpon retained Keefe Ventures, LLC to be its financial advisor in connection with the transactions contemplated by the merger agreement and to evaluate the financial terms of the merger. See “The Merger—Background of and Reasons for the Merger.”

     On                 , 2005, Keefe delivered its updated written opinion to Tarpon to the effect that, as of that date, the merger consideration to be paid by First Busey for each share of Tarpon common stock is fair, from a financial point of view, to the shareholders of Tarpon.

     The full text of the written opinion of Keefe is attached as Appendix C and is incorporated by reference in this proxy statement-prospectus. You are urged to read the opinion in its entirety. See “The Merger—Opinion of Financial Advisor.”

Effective Time; Closing Date

     The effective time of the merger will be the day set forth in the certificate of merger filed with the Florida Department of State, which will occur only after the satisfaction or waiver of all conditions to the merger. The closing of the merger will take place on a date mutually agreed upon by Tarpon, First Busey and Acquisition Corp. See “The Merger—Effective Time; Closing Date.”

Interests of Certain Persons in the Merger

     Some of Tarpon’s executive officers and directors may be deemed to have certain interests in the merger in addition to their interests as shareholders of Tarpon. These material interests include, among others, provisions in the merger agreement relating to indemnification of directors and officers of Tarpon. Certain of the directors and executive officers of Tarpon also hold stock options and warrants, for which they will be entitled to receive the same cash consideration payable to all other holders of options and warrants, discussed below. Also, Lewis S. Albert (Chairman and Chief Executive Officer of Tarpon) and Todd H. Katz (Vice Chairman and President of Tarpon) have agreed to enter into employment agreements with First Busey which, among other things, provide for each to receive an annual salary, benefits, and also include a one year non-compete if the executive voluntarily terminates his employment with First Busey within six months following the closing of the merger. In addition, Tarpon’s board was aware of all of the interests described in this proxy statement-prospectus and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. See “The Merger Agreement—Interests of Certain Persons in the Merger.”

Tarpon Stock Options and Warrants

     At the effective time of the merger, each of the outstanding Tarpon stock options and warrants will be entitled to receive cash in an amount equal to $27.00, less the exercise price of the option or warrant, as applicable.

Regulatory Approvals

     A merger transaction involving bank holding companies, like First Busey and Tarpon, is subject to the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. First Busey intends to submit an application for approval by the Federal Reserve Board by April 25, 2005. See “The Merger—Regulatory Approvals.”

Material Provisions of the Merger Agreement

     The merger agreement is attached as Appendix A to this proxy statement-prospectus. You should read the merger agreement because it is the legal document that governs the merger. The merger agreement includes many material terms and provisions which are described in detail elsewhere in this proxy statement-prospectus, including provisions that:

•	require Tarpon to conduct its business in accordance with certain guidelines (see “The Merger Agreement—Business Pending the Merger and Other Covenants”);

•	require that certain conditions, in addition to the regulatory approval and shareholder approval already discussed, be satisfied or waived before the merger may be consummated (see “The Merger Agreement—Conditions to the Merger”);

•	regulate the ability of the parties to waive or amend certain provisions of the merger agreement (see “The Merger Agreement—Waiver and Amendment; Termination”); and

•	regulate the ability of the parties to terminate the agreement (see “The Merger Agreement—Waiver and Amendment; Termination”).

Termination of the Merger Agreement

     Tarpon and First Busey can mutually agree at any time to abandon the merger and terminate the merger agreement, even if Tarpon shareholders have approved it. Also, the board of either Tarpon or First Busey can decide, without the consent of the other, to abandon the merger if any of the following occur:

•	the merger agreement is not approved by Tarpon shareholders, or the Federal Reserve or the Comptroller of the Currency;

•	the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days; or

•	the merger has not been completed by August 30, 2005.

     Tarpon can terminate the merger agreement if it receives an unsolicited offer for an acquisition proposal of Tarpon and the Tarpon board determines in good faith that its fiduciary obligations require that such proposal be accepted (provided that the Tarpon board has given prior notice to First Busey that Tarpon would like to accept the alternative proposal and First Busey and Tarpon fail to enter into an acceptable adjustment to the merger agreement). Tarpon also may terminate the merger agreement if it receives written notice from Crowe Chizek and Company LLC that it is unable to provide the federal income tax opinion contemplated by the merger agreement.

     In addition, First Busey may abandon the merger if Tarpon’s board withdraws its recommendation to approve the merger or modifies its recommendation, or decides to enter into an alternative acquisition transaction. If the agreement is terminated in this circumstance, Tarpon must first pay First Busey a termination fee of $1,000,000. See “The Merger Agreement — Waiver and Amendment Termination.”

Effect of Merger on Rights of Shareholders

     As a Tarpon shareholder, your rights are currently governed by Tarpon’s articles of incorporation and bylaws and by Florida law. Upon completion of the merger, if you do not elect to exercise dissenters’ rights, you will become a First Busey shareholder. Your rights as a First Busey shareholder will be determined by First Busey’s articles of incorporation and bylaws as well as Nevada law. The rights of First Busey shareholders differ from the rights of Tarpon shareholders in certain important respects. See “Effect of Merger on Rights of Shareholders.”

Federal Income Tax Consequences of the Merger

     In general, the receipt of cash for shares of common stock under the merger agreement or pursuant to perfection of dissenters’ rights will be a taxable transaction for federal income tax purposes and may be a taxable transaction for state, local and other tax purposes as well.

     Because tax consequences may vary depending upon the particular circumstances of a shareholder, you are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of federal and various state, local and foreign tax laws. See “Federal Income Tax Consequences of the Merger.”

Surrender of Certificates

     Following the merger, holders of Tarpon stock certificates will need to exchange their certificates for new certificates or a book-entry position in First Busey stock and per share cash consideration. Promptly after we complete the merger, First Busey will send Tarpon’s shareholders detailed instructions on how to exchange their shares. Please do not send in stock certificates until you receive these instructions. See “The Merger—Surrender of Certificates.”

Conditions to Consummation of the Merger

     The completion of the merger depends on meeting a number of conditions, including the following: (1) Tarpon’s shareholders must approve the merger agreement, (2) we must receive all required regulatory approvals and any waiting periods required by law must have passed, (3) we must receive consents of third parties necessary to the consummation of the merger, and (4) we must receive certain opinions of counsel and other experts. See “The Merger Agreement—Conditions to the Merger.”

Market Prices

     The following table sets forth (1) the market value of First Busey common stock and (2) the market value of Tarpon common stock on (A) February 23, 2005, the business day immediately preceding the announcement of the execution of the merger agreement and (B) ______, 2005, the last day for which such information could be calculated prior to the mailing of this proxy statement-prospectus:

	First Busey	Tarpon
	Common Stock(1)	Common Stock(2)
February 23, 2005	$20.10	$20.35
, 2005	$	$

(1)	Closing price as reported on The Nasdaq Stock Market for each particular date.

(2)	Last sales price as reported on the over the counter bulletin board for each particular date.

Resales of First Busey Shares

     The shares of First Busey common stock issued to Tarpon’s shareholders in the merger will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an “affiliate” of Tarpon for purposes of Rule 145 under the Securities Act (generally including Tarpon directors, executive officers and beneficial owners of 10% or more of Tarpon common stock). Affiliates will be subject to certain restrictions on resales of newly acquired First Busey shares.

Dissenters’ Rights

     As a Tarpon shareholder, you have the right to dissent from the merger and to receive cash in respect of the fair value of your shares. To do this, you must follow certain procedures required by Sections 607.1301 through 1333 of the Florida Business Corporation Act, including filing notices with us and/or voting against the merger. The procedures to be followed by dissenting shareholders are summarized under “General Information—Dissenters’ Rights” on page 23. A copy of the Florida Business Corporation Act statutory provisions regarding dissenters’ rights is set forth in Appendix B to this proxy statement-prospectus. Failure to follow precisely such provisions will result in loss of your dissenters’ rights.

     The merger agreement may be terminated by First Busey if the holders of more than 10% of the outstanding shares of Tarpon common stock properly assert their dissenters’ rights. Further, dissent by holders of a significant number of shares of Tarpon common stock could cause the merger not to qualify as a tax-free reorganization for federal income tax purposes. The merger agreement may be terminated by Tarpon if it does not receive an opinion from its tax advisor that the merger qualifies as a tax-free reorganization for federal income tax purposes.

First Busey Corporation
Selected Consolidated Financial Data

     The table below presents selected consolidated financial data and ratios on an historical basis for First Busey. This information is based on the consolidated financial statements of First Busey that it has presented in its filings with the Commission and should be read in conjunction with the information in such consolidated financial statements.

	At December 31,
	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Balance Sheet Items
Securities available for sale	$352,256	$224,733	$233,830	$210,869	$228,597
Loans	1,475,900	1,192,396	1,101,043	978,106	984,369
Allowance for loan losses	19,217	16,228	15,460	13,688	12,268
Total assets	1,964,441	1,522,084	1,435,578	1,300,689	1,355,044
Total deposits	1,558,822	1,256,595	1,213,605	1,105,999	1,148,787
Long-term debt	165,374	92,853	71,759	47,021	55,259
Junior subordinated debt owed to unconsolidated trusts	40,000	25,000	25,000	25,000	—
Stockholders’ equity	138,872	125,177	115,163	105,790	92,325
Results of Operations
Interest and dividend income	$85,919	$73,849	$76,085	$89,985	$93,242
Interest expense	30,041	25,618	30,494	46,435	50,476
Net interest income	55,878	48,231	45,591	43,550	42,766
Provision for loan losses	2,905	3,058	3,125	2,020	2,515
Net income(1)	22,454	19,864	17,904	15,653	14,053
Per Share Data(2)
Diluted earnings	$1.09	$0.97	$0.87	$0.77	$0.69
Cash dividends	0.51	0.45	0.40	0.35	0.32
Book value(3)	6.74	6.10	5.66	5.16	4.58
Closing price	20.87	18.00	15.37	14.32	13.29
Other Information
Return on average assets	1.28%	1.35%	1.33%	1.19%	1.12%
Return on average equity	17.23%	16.34%	16.31%	15.80%	16.56%
Net interest margin (4)	3.49%	3.60%	3.74%	3.64%	3.74%
Stockholders’ equity to assets	7.07%	8.22%	8.02%	8.13%	6.81%

(1)	Effective January 1, 2002, First Busey adopted Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests.

(2)	Per share data have been retroactively adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on January 1, 2000.

(3)	Total capital divided by shares outstanding as of period end.

(4)	Calculated as a percent of average earning assets.

Tarpon Coast Bancorp, Inc.

Selected Consolidated Financial Data

     The table below presents selected consolidated financial data and ratios on an historical basis for Tarpon. This information is based on the consolidated financial statements of Tarpon that it has presented in its filings with the Commission and should be read in conjunction with the information in such consolidated financial statements.

	At December 31,
	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Balance Sheet Items
Securities available for sale	$29,135	$20,437	$13,638	$18,655	$10,118
Loans	104,157	83,708	72,020	55,667	44,225
Allowance for loan losses	1,148	1,007	916	803	546
Total assets	145,633	122,557	98,764	95,374	63,769
Total deposits	132,005	111,952	88,424	84,817	51,100
Long-term debt	0	0	0	0	0
Stockholders’ equity	10,481	9,898	8,955	8,618	8,885

Results of Operations
Interest and dividend income	$6,688	$6,067	$5,823	$5,398	$3,727
Interest expense	1,153	1,598	2,019	2,570	1,742
Net interest income	5,535	4,469	3,804	2,828	1,985
Provision for loan losses	130	213	225	384	155
Net income (loss)	651	1,172	263	(348)	(419)

Per Share Data
Diluted earnings	$0.53	$0.97	$0.22	$(0.29)	$(0.35)
Cash dividends	—	—	—	—	—
Book value (1)	8.87	8.37	7.57	7.29	7.52
Closing price	19.50	14.50	10.00	7.25	7.69

Other Information
Return on average assets	0.49%	1.03%	0.27%	(0.43)%	(0.79)%
Return on average equity	6.27%	12.42%	2.96%	(3.88)%	(4.66)%
Net interest margin (2)	4.68%	4.44%	4.34%	3.96%	4.25%
Stockholders’ equity to assets	7.85%	8.28%	9.02%	11.16%	16.86%

(1)	Total capital divided by shares outstanding as of period end.

(2)	Calculated as a percent of average earning assets.

Comparative Per Share Data

     The following table captioned “First Busey Common Stock” sets forth certain historical and pro forma combined financial information per share of First Busey common stock. The First Busey pro forma amounts included in such table are based on the purchase method of accounting and a preliminary allocation of the purchase price assuming the acquisition of Tarpon was achieved through a combination of 45% cash and 55% First Busey common stock, determined using the closing market price of First Busey common stock on January 31, 2005 ($21.00), and as if the acquisition took place as of the first day of the period in the case of earnings information and as of the last day of the period in the case of book value information. Changes to the estimates used in the determination of the pro forma combined financial information set forth below are expected, as closing date fair value evaluations of assets and liabilities are completed and additional information becomes available. Accordingly, the final pro forma combined financial information may differ from that set forth below.

     In addition, the following table captioned “Tarpon Common Stock” sets forth certain historical and pro forma equivalent financial information per share of Tarpon common stock. The following information should be read in conjunction with the consolidated financial statements and accompanying notes of First Busey and Tarpon incorporated by reference in this proxy statement/prospectus.

Year Ended
December 31, 2004
First Busey Common Stock(1)
Basic earnings per common share:
Historical	$1.10
Pro forma combined	1.09
Diluted earnings per common share:
Historical	$1.09
Pro forma combined	1.08
Dividends per common share:
Historical	$0.51
Pro forma combined	0.51
Book value per common share at period end:
Historical	$6.74
Pro forma combined	7.27

Year Ended
December 31, 2004
Tarpon Common Stock

Basic earnings per share:

Historical	$0.55
Pro forma equivalent	0.78
Diluted earnings per share:
Historical	$0.53
Pro forma equivalent	0.75
Dividends per share:
Historical	—
Pro forma equivalent	—
Book value per share at period end:
Historical	$8.87
Pro forma equivalent	12.54

(1)	All information has been restated for a 3-for-2 stock split effected in the form of 50% stock dividend in August 2004.

Comparative Market Price Data

     First Busey common stock is listed on Nasdaq. Tarpon common stock is traded on the over-the-counter bulletin board quotation system.

     As of March 1, 2005, there were approximately 943 record holders of First Busey common stock.

     The table below sets forth, for the quarters indicated, the reported high and low closing sales prices of First Busy common stock as reported on Nasdaq, and the high and low average of the bid and asked price for Tarpon common stock as reported on the over-the-counter bulletin board quotation system, in each case based on published financial sources. The First Busey per share prices indicated for dates prior to June 30, 2004 have been restated for a stock split in August 2004.

     The share consideration to be issued in the merger will be based on the market price for First Busey common stock as reported on Nasdaq. The fluctuation in the market price of First Busey common stock will have an impact on the actual number of shares of First Busey common stock that you will receive in the merger. You are urged to obtain current market quotations for First Busey common stock and Tarpon common stock before mailing your proxy.

	First Busey		Tarpon
	High	Low	High	Low
2003 Calendar Year
First Quarter	$16.25	$14.93	$10.50	$10.00
Second Quarter	17.68	15.39	10.65	10.20
Third Quarter	18.57	16.31	14.00	10.25
Fourth Quarter	19.23	17.33	14.50	12.75
2004 Calendar Year
First Quarter	$18.67	$17.83	$18.00	$13.85
Second Quarter	19.60	17.97	18.20	17.00
Third Quarter	20.00	18.50	19.25	17.00
Fourth Quarter	21.53	18.28	19.75	18.30
2005 Calendar Year
First Quarter	$21.00	$19.01	$26.00	$19.15

     On February 23, 2005, the day before the public announcement of the execution of the merger agreement, the closing price of First Busey common stock on Nasdaq was $20.10 per share and the average of the bid and asked price of Tarpon common stock on the over-the-counter bulletin board quotation system was $20.35 per share. On                     , 2005, the closing price of First Busey common stock on Nasdaq was $                     per share and the average of the bid and asked price of Tarpon Common Stock on the over-the-counter bulletin board quotation system was $                     per share.

First Busey

Dividends Per Share

     The table below sets forth a history of the dividends per share declared by First Busey. With the exception of the Fourth Quarter of Fiscal 2004, all information has been restated for a 3-for-2 stock split August 2004.

First Busey
Dividends Per Share
Fiscal 2004:
First Quarter	.1267
Second Quarter	.1267
Third Quarter	.1267
Fourth Quarter	.1300
Fiscal 2003:
First Quarter	.1133
Second Quarter	.1133
Third Quarter	.1133
Fourth Quarter	.1133
Fiscal 2002:
First Quarter	.1000
Second Quarter	.1000
Third Quarter	.1000
Fourth Quarter	.1000
Fiscal 2001:
First Quarter	.0867
Second Quarter	.0867
Third Quarter	.0867
Fourth Quarter	.0867
Fiscal 2000:
First Quarter	.0800
Second Quarter	.0800
Third Quarter	.0800
Fourth Quarter	.0800

Risk Factors

     In addition to the other information included in this proxy statement-prospectus, shareholders of Tarpon are urged to consider carefully the following factors in determining whether to approve the merger agreement:

Combining our two companies may be more difficult, costly or time-consuming than we expect.

     First Busey and Tarpon have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

Certain directors and officers of First Busey and Tarpon have interests in the transaction that differ from your interests.

     Certain of the directors and officers of First Busey and Tarpon (and certain of their family members and related interests) have personal interests in the merger that may present them with conflicts of interest in connection with the merger. The Boards of Directors of First Busey and Tarpon are aware of this and have considered the personal interests disclosed in this proxy statement-prospectus in their evaluation of the merger. Reference should be made to “The Merger—Background of and Reasons for the Merger” at page 27 and “The Merger Agreement—Interests of Certain Persons in the Merger” at page 45, for a description of such potential conflicts of interest.

First Busey cannot guarantee that it will pay dividends to shareholders in the future.

     The principal business operations of First Busey are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of First Busey is derived primarily, if not entirely, from dividends paid by the banks. After the merger, the ability of the banks to pay dividends to First Busey as well as First Busey’s ability to pay dividends to its shareholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to First Busey may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by First Busey. There can be no assurance of whether or when First Busey may pay dividends after the merger.

First Busey faces intense competition in all phases of its business from other banks and financial institutions.

     First Busey competes for deposits with a large number of depository institutions including commercial banks, savings and loan associations, credit unions, money market funds and other financial institutions and financial intermediaries serving Champaign, McLean, Peoria, Tazewell and Ford Counties in Illinois, Hamilton County in Indiana and Lee County in Florida. Principal competitive factors with respect to deposits include interest rates paid on deposits, customer service, convenience and location.

     First Busey competes for loans with other banks headquartered in Illinois, Indiana and Florida, with loan production offices of large money center banks headquartered in other states, as well as with savings and loan associations, credit unions, finance companies, mortgage bankers, leasing companies and other institutions. Competitive factors with respect to loans include interest rates charged, customer service and responsiveness in tailoring financial products to the needs of customers. First Busey competes for loans primarily by designing products for, and directing marketing efforts to, businesses in the markets it serves and that are locally owned, well-capitalized and well-managed.

     Many of the entities with which First Busey competes are substantially larger in size, and many non-bank financial intermediaries are not subject to the regulatory restrictions applicable to First Busey’s bank subsidiaries.

First Busey’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.

     First Busey is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. To the extent First Busey continues to expand its asset base, primarily through loan growth, it will be required to support such growth by increasing its capital to acceptable regulatory levels. Accordingly, First Busey may need to raise capital in the future to support continued asset growth.

     First Busey’s ability to raise capital, if needed to support loan growth, will depend on conditions in the capital markets, which are outside of its control, and on First Busey’s financial performance. Accordingly, First Busey cannot assure you of its ability to raise capital when needed or on favorable terms. If First Busey cannot raise additional capital when needed, it will be subject to increased regulatory supervision and the imposition of restrictions on its growth and business. These could negatively impact First Busey’s ability to further expand its operations through acquisitions or the establishment of additional branches and result in increases in operating expenses and reductions in revenues that would harm its operating results.

First Busey relies heavily on its management team, and the unexpected loss of key managers may adversely affect its operations.

     Much of First Busey’s success to date has been influenced strongly by its ability to attract and to retain senior management experienced in banking and financial services. First Busey’s ability to retain executive officers, the current management team and loan officers of its operating subsidiaries will continue to be important to the successful implementation of First Busey’s strategies. First Busey does not have any existing employment agreements with its executive officers.

     It is also critical, as First Busey grows, to be able to attract and retain qualified additional management and loan officers. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on First Busey’s business, financial condition and results of operations.

First Busey may not be able to implement successfully its strategy to enter new markets.

     Among other matters, First Busey’s strategic plan includes expansion into new markets by acquisition or by establishing new offices. Expansion requires a significant expenditure of capital in order to prepare the facilities for operation and additional expense in order to staff these new facilities. As new offices mature and grow, First Busey is able to spread its overhead costs over a broader asset base. While First Busey’s recently established offices are generating loan activity consistent with its projections, First Busey may encounter unanticipated difficulties that could adversely affect future profitability. In addition, First Busey cannot assure you that it will be able to successfully operate and manage its operations in new markets or recover its initial capital investment in such operations. To the extent that First Busey expands, it may experience the effects of higher operating expenses relative to operating income from the new offices.

First Busey’s allowance for loan losses may prove to be insufficient to absorb potential losses in its loan portfolio.

     First Busey establishes allowance for loan losses in consultation with management of its bank subsidiaries and maintains it at a level considered adequate by management to absorb loan losses that are inherent in the portfolio. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond First Busey’s control, and such losses may exceed current estimates. At December 31, 2004, allowance for loan losses as a percentage of total loans was 1.3% and as a percentage of total non-performing loans was 243.28%. Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, First Busey cannot predict loan losses with certainty, and First Busey cannot assure you that its allowance for loan losses will prove sufficient to cover actual loan losses in the future. Loan losses in excess of First Busey’s reserves may adversely affect its business, financial condition and results of operations.

First Busey loan portfolio is concentrated heavily in real estate loans, which involve risks specific to real estate value.

     At December 31, 2004, 79.31% of First Busey’s loans were comprised of real estate loans. Although a significant portion of such loans are secured by real estate as a secondary form of collateral, adverse developments affecting real estate values in one or more of First Busey’s markets could increase the credit risk associated with its loan portfolio. Additionally, if the loans are not repaid according to their terms, the real estate securing the loans, in those cases where real estate serves as the primary collateral, may not have a value equal to the amounts owed under the loan. Declines in the local economies of Champaign-Urbana, Bloomington-

Normal and Peoria, Illinois, Indianapolis, Indiana, and Ft. Myers and Naples, Florida could have an adverse impact on First Busey’s financial condition.

Changes in the policies of monetary authorities could adversely affect First Busey’s profitability.

     The results of operations of First Busey are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of First Busey.

A Warning about Forward-Looking Statements

     This presentation includes forward-looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to comments with respect to the objectives and strategies, financial condition, results of operations and business of the combined company after the merger.

     These forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward-looking statements will not be achieved. We caution you not to place undue reliance on these forward-looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements.

     These risks, uncertainties and other factors include the following:

     1. our ability to obtain regulatory approvals for the merger;

     2. our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     3. technological changes and systems integration after the merger;

     4. First Busey’s revenues, merger-related charges, the combined bank deposits, customers, operating costs and/or loan losses after the merger;

     5. the ability of First Busey to continue to successfully complete acquisitions;

     6. the continued growth in the geographic area in which First Busey’s banking subsidiaries operate;

     7. the retention of individuals who are very important in the management structure of First Busey;

     8. the general state of the economy, both on a local and national level;

     9. changes in the interest rate environment that affect our margins; and

     10. legislative or regulatory changes that affect our business.

General Information

Meeting, Record Dates and Votes Required

     A special meeting of the shareholders of Tarpon will be held at         .m. local time, on                                         , 2005, at                     ,                     , Florida. The purpose of the meeting is to consider and vote upon a proposal to approve the merger agreement, dated February 24, 2005 between Tarpon and First Busey, which provides for, among other things, the merger of Tarpon with Acquisition Corp. Following the merger, Tarpon will be merged into First Busey and the Bank will become a wholly owned subsidiary of First Busey. Only holders of record of Tarpon common stock at the close of business on                     , 2005, will be entitled to notice of and to vote at the special meeting. As of the record date, there were                      shares of Tarpon common stock issued, outstanding and entitled to be voted. There were approximately       Tarpon shareholders of record on the record date. Each share of Tarpon common stock will be entitled to one vote at the special meeting.

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Tarpon common stock entitled to vote at the special meeting is necessary to constitute a quorum at such meeting. A quorum must be present before a vote on the merger agreement can be taken at the special meeting. For these purposes, shares of Tarpon common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Tarpon common stock in “street” name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Approval of the merger agreement on behalf of Tarpon will require the affirmative vote of a majority of the outstanding shares of Tarpon common stock entitled to be voted thereon. Failures to return proxy cards, broker nonvotes and abstentions will not be counted, and, as a result, such nonvotes will have the same effect as votes cast against the merger agreement. However, nonvotes will not be deemed to be votes against the merger agreement for purposes of determining a shareholder’s dissenters’ rights. See “Dissenters’ Rights” on page 23.

     In order to vote for the merger agreement, Tarpon’s shareholders must vote for their approval on the enclosed proxy or attend the special meeting and vote in person. As of the record date,                     shares of Tarpon common stock, or                     % of the total shares of

Tarpon common stock outstanding, were beneficially owned and entitled to be voted by directors and executive officers of Tarpon. These individuals have indicated that they intend to vote their shares in favor of the merger agreement. Accordingly, if these individuals vote as they have indicated, then the merger agreement will be approved if holders of                      of the remaining shares of common stock (                    % of the total outstanding) also vote to approve it. Dissenters’ rights may be demanded by Tarpon’s shareholders who follow the specified procedures set forth in Section 607.1301 through 1333 of the Florida Business Corporation Act. See “Dissenters’ Rights” below.

Proxies and Other Matters

     The enclosed proxy is solicited on behalf of the Board of Directors of Tarpon for use in connection with the Special Meeting and any adjournment or adjournments thereof. Holders of Tarpon common stock are requested to complete, date and sign the accompanying proxy and return it promptly to Tarpon in the enclosed envelope. Tarpon’s shareholders should not forward any stock certificates with their proxies.

     A Tarpon shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted (a) by giving a later written proxy, (b) by giving written revocation to the Secretary of Tarpon, provided such later proxy or revocation is actually received by Tarpon before the vote of the shareholders, or (c) by voting in person at the special meeting. Any shareholder attending the special meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the special meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the merger agreement.

     Tarpon will bear the costs of solicitation of proxies for the special meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Tarpon.

     If a quorum is not obtained, or if fewer shares of Tarpon common stock are voted in favor of approval of the merger agreement than the number required for approval, it is expected that the special meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of such special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked), even though they might have been effectively voted on the same or any other matter at a previous meeting.

     The management of Tarpon is not aware of any business to be acted upon at the special meeting other than the proposal to approve the merger agreement. If other matters are properly brought before the special meeting or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of Tarpon’s management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Dissenters’ Rights

     The following discussion is not a complete description of the law relating to dissenters rights available under Florida law. This description is qualified by the full text of the relevant provisions the Florida Business Corporation Act, which are reprinted in entirety as Appendix B to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the Florida Business Corporation Act and are urged to consult a legal advisor before electing or attempting to exercise these rights.

     Under the Florida Business Corporation Act (“FBCA”), shareholders of Tarpon entitled to vote have the right to dissent from the merger, and obtain payment of the “fair value” of their shares. If the merger is completed, holders of Tarpon common stock as of                     , 2005 who follow the procedures specified by Florida law will be entitled to receive in cash the fair value of their shares as of the day before the special meeting. Such value is exclusive of any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable, but includes “a fair and equitable” rate of interest thereon. Shareholders who elect to follow such procedures are called “dissenting shareholders” in this document.

     To perfect dissenters’ rights, a holder of Tarpon common stock must not vote in favor of the merger agreement and must provide written notice to us before the vote is taken at the special meeting indicating that such shareholder intends to demand payment if the merger is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Tarpon Coast Bancorp, Inc., 1490 Tamiami Trail, Port Charlotte, Florida 33948, Attention: Chairman and Chief Executive Officer. All such notices must be signed in the same manner as the shares are registered on the books of Tarpon. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her dissenters’ rights.

     Within 10 days after the date the merger becomes effective, First Busey will provide each former common shareholder who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate First Busey’s estimate of the fair value of the common stock, as well as a copy of our financial statements and a copy of sections 607.1301-607.1333 of the FBCA.

     A shareholder asserting dissenters’ rights must execute and return the form to us and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who deposits shares in accordance with the assertion of dissenters’ rights has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the dissenters’ procedures, unless the appraisal demand is withdrawn.

     A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice, will no longer be entitled to dissenters’ rights, will be bound by the terms of the merger, and will receive the merger consideration. A shareholder who complies with the requirements and wishes to withdraw from the appraisal process may do so by notifying us in writing before the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without our written consent.

     A shareholder must demand dissenters’ rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify us in writing of the name and address of each beneficial shareholder on whose behalf dissenters’ rights are being asserted. A beneficial shareholder may assert dissenters’ rights as to any shares held on behalf of the shareholder only if the shareholder submits to us the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

     If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after First Busey receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest, otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the merger. Once First Busey has made payment of an agreed upon value, the shareholders will cease to have any interest in the shares.

     If a shareholder makes demand for payment which remains unsettled, First Busey shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If First Busey fails to file such proceedings, any dissenting shareholder may do so in Tarpon’s name. All dissenting shareholders, except for those that have agreed upon a value with First Busey, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. First Busey shall pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest with respect to his or her shares.

     The court in any appraisal proceeding will determine the cost and expense of any appraisal proceeding and such costs and expenses will be assessed against First Busey. However, all or any part of such cost and expense may be apportioned and assessed against all or some of the dissenting shareholders, in such amount as the court deems equitable, if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their dissenters’ rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against First Busey if the court finds that First Busey did not substantially comply with its requirements under Sections 607.1320 and 607.1322 of the FBCA, or, against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters’ rights provided by the

FBCA. In the event First Busey fails to make any required payments, the shareholders may sue directly for the amount owed, and to the extent successful, will be entitled to recover all costs and expenses of the suit, including attorney’s fees.

     The foregoing does not purport to be a complete statement of the provisions of the FBCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters’ rights provisions, which are reproduced in full in Appendix B to this proxy statement and which are incorporated herein by reference.

Recommendation of Board of Directors

     The Board of Directors of Tarpon recommends that the shareholders of Tarpon vote FOR the proposal to approve the merger agreement. See “The Merger — Background of and Reasons for the Merger.”

The Merger

     The information in this proxy statement-prospectus concerning the terms of the merger is qualified in its entirety by the full text of the merger agreement, which, excluding the schedules, is attached as Appendix A and incorporated by reference, and the other information contained elsewhere in this proxy statement, including the appendices and the documents incorporated by reference. All shareholders are urged to read carefully this entire proxy statement prospectus, including the appendices and any document incorporated by reference.

General

     Under the merger agreement, Acquisition Corp. will be merged with and into Tarpon, with Tarpon being the surviving corporation. Following the merger, Tarpon will merge into First Busey, and the Bank will become a wholly owned subsidiary of First Busey. After the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as provided below, articles of merger will be filed with the Florida Department of State regarding the merger. The merger will become effective at the date and time set forth in the articles of merger. See “—Effective Time; Closing Date,” “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Waiver and Amendment; Termination.”

     Upon consummation of the merger, Tarpon shareholders will be entitled to receive the per share merger consideration for their common stock and will no longer be shareholders of Tarpon.

Merger Consideration

     In accordance with the merger agreement, each share of common stock issued and outstanding immediately before the merger, except shares:

•	held in the treasury of Tarpon;

•	held by any of Tarpon’s subsidiaries, other than in a fiduciary capacity;

•	available for plan share awards or subject to existing unvested plan share awards under Tarpon’s stock option plan;

•	reserved for issuance under a Tarpon stock purchase warrant agreement;

•	owned by First Busey, Acquisition Corp. or any other subsidiary of First Busey, other than in a fiduciary capacity; and

•	for which Tarpon shareholders have validly demanded and perfected dissenters’ rights under Sections 607.1301 through 1333 of the Florida Business Corporation Act;

will be converted at the effective time of the merger into the right to receive $27.00 in a combination of cash and First Busey common stock equal to $12.15 cash and a whole number of First Busey shares equal to $14.85 divided by the First Busey Share Price, plus cash instead of any fractional share. The First Busey Share Price will be calculated as the average (weighted according to reported trading volume on The Nasdaq Stock Market and rounded to the nearest $.01) of the closing prices of First Busey shares on the 10 trading days immediately prior to the fourth day preceding the closing date that First Busey shares are traded on The Nasdaq Stock Market. See “—Manner of Conversion of Tarpon Shares” below.

     As of the effective time of the merger, each outstanding and unexercised Tarpon stock option and warrant which is exercisable at such date under Tarpon’s stock option plan and warrant agreement will be converted into the right to receive $27.00 in cash, less the exercise price of the stock option or warrant.

Manner of Conversion of Tarpon Shares

     Within five business days of the special meeting, unless the effective time of the merger has not yet occurred, in which case as soon thereafter as practicable, First Busey will cause the exchange agent to make allocations to the holders of Tarpon shares as follows.

     Share Minimum. If the First Busey shares to be received in exchange for shares of Tarpon common stock are less than an aggregate value of 50% or more of the total value of the consideration to be received by the shareholders of Tarpon (the “Share Minimum”) then the exchange agent shall select from each Tarpon shareholder, proportionately, a sufficient number of shares of the Tarpon common stock to be converted into the right to receive solely First Busey common stock that will, together with all other First Busey common stock to be issued, equal as closely as practicable (but in no event be less than) the Share Minimum.

     Share Maximum. Notwithstanding the foregoing procedure, if the number of shares of First Busey common stock to be issued in exchange for Tarpon common stock is greater than

850,000 shares of First Busey common stock (the “Share Maximum”), then the exchange agent shall select from each of the holders of Tarpon common stock, proportionately, a sufficient number of shares of the Tarpon common stock, which if converted solely to cash would result in the First Busey common stock to be issued in the merger to equal as closely as practicable (but in no event be greater than) the Share Maximum, and all such shares of Tarpon common stock held by such holders shall be converted into the right to receive cash.

     If the First Busey shares to be received in exchange for shares of Tarpon common stock is equal to or greater than the Share Minimum and less than the Share Maximum, then each Tarpon shareholder will be entitled to receive the consideration as set forth above in “—Merger Consideration.”

Background of and Reasons for the Merger

     In connection with its normal strategic planning process, Tarpon continuously reviews its strategic business alternatives, including devoting attention to the continuing consolidation and increasing competition in the banking and financial services industry in Florida. From time to time over the past several years, directors of Tarpon also had discussions regarding the prospects of Tarpon, conditions in the community banking market in Florida, and the merger activity among financial institutions in the state and the impact of such factors in determining whether Tarpon should remain independent.

     Keefe Ventures, LLC and Tarpon’s management first met in August 2003 to discuss the possibility of Tarpon raising capital for further expansion and growth. It was decided that Tarpon needed additional time to analyze the advantage and disadvantages of the various capital alternatives, as well as to assess different business models.

     During April 2004, Keefe introduced a Florida-based bank to Tarpon. After the meeting and several telephone discussions, the parties decided it was not in their interests to pursue a possible merger transaction with Tarpon. While these discussions were ongoing, and while Tarpon was assessing capital raising alternatives, Keefe had discussions with members of senior management of First Busey, whom Keefe had met at a meeting the prior year. The First Busey representatives discussed how First Busey had an interest in expanding its Florida presence. Keefe determined after this meeting that First Busey should be introduced to Tarpon.

     The first meeting between First Busey and Tarpon’s management occurred on August 5, 2004 at Tarpon’s main office. The purpose of the meeting was to discuss each party’s banking philosophies and the Florida banking markets.

     Thereafter, Keefe followed up with telephone calls to First Busey and Tarpon to determine if there was a basis to continue further discussion. It was decided that a second meeting would be scheduled to explore further discussion of the earlier issues. That second meeting was held at First Busey’s Florida bank located in Fort Myers on October 8, 2004, where Lewis Albert (Chairman and Chief Executive Officer of Tarpon) and Todd Katz (Vice Chairman and President of Tarpon) met with Douglas Mills (Chairman and Chief Executive Officer of First Busey), David Mills (President and Chief Operating Officer of Busey Bank), Barbara Kuhl

(President and Chief Operating Officer of First Busey), Michael Geml (President of Busey Bank Florida) and a representative of Keefe. The parties discussed the philosophies and background of the companies, and their possible interest in pursuing a strategic combination of First Busey and Tarpon. The parties agreed to meet again to further explore the opportunity.

     On October 21, 2004, Tarpon’s management discussed with the Tarpon board the meeting with the First Busey representatives. The Tarpon board approved retaining Keefe to serve as its financial advisor in connection with a proposed transaction with First Busey. Tarpon’s board also instructed Keefe to contact First Busey to determine its level of interest in pursuing a transaction with Tarpon.

     On October 27, 2004, Messrs. Albert and Katz met with Mr. Geml in Fort Myers, to further discuss the corporate culture and philosophies of the two companies, as well as their strategic direction and other issues.

     On November 22, 2004, Messrs. Albert and Katz met with Messrs. Douglas and David Mills, Mr. Geml, Mr. Robert Scharlau (Vice President of Busey Bank Florida) and a Keefe representative. Mr. Douglas Mills discussed generally issues relating to the integration of First Busey and Tarpon. The parties also discussed parameters relating to any possible combination transaction between the two parties, including the form of consideration, the range of value, and the desire for a tax free transaction to the extent of stock received. The parties also discussed issues relating to the retention of Tarpon’s brand for marketing purposes, the possibility of merging the Florida charters into Tarpon’s national charter, employment and personnel issues relating to Tarpon’s employees, the conversion of outstanding Tarpon stock purchase warrants and stock options, and other issues.

     Over the next 30 days, the parties had numerous telephone discussions concerning the form of a possible transaction between First Busey and Tarpon, and the consideration to be received by Tarpon shareholders in the transaction.

     On December 28, 2004, Tarpon received a non-binding proposal from First Busey discussing certain parameters relating to a proposed transaction. Tarpon concluded that the proposal was not comprehensive enough for action by the Tarpon board.

     On January 6, 2005, Tarpon received a revised non-binding proposal from First Busey. On January 10, 2005, at its regular meeting, the Tarpon board reviewed the terms of the proposal from First Busey. Also in attendance was Tarpon’s counsel as well as a representative of Keefe. The Keefe representative presented and discussed information relating to First Busey and Tarpon, strategic alternatives available to Tarpon, merger and acquisition activity in Florida and the Southeast, and other information. After additional discussion, the board accepted in principle the proposed terms as set forth in the proposal letter.

     From January 18, 2005 through February 2, 2005, representatives of First Busey and Tarpon had numerous telephone conferences to discuss further the terms and structure of a proposed transaction, as well as to coordinate due diligence efforts.

     On January 19, 2005, the parties entered into a confidentiality agreement.

     On January 28, 2005, a representative of Keefe met with First Busey representatives in Urbana, Illinois, to conduct a due diligence review of First Busey.

     On January 28, 2005, Tarpon received a draft of a proposed agreement relating to a transaction with First Busey.

     On February 7, 2005, representatives of First Busey conducted a due diligence review of Tarpon, and representatives of First Busey and Tarpon discussed the terms and issues relating to the draft definitive agreement.

     On February 14, 2005, the board of directors of Tarpon met to review the terms of the proposed agreement, as well as the results of the due diligence review.

     On February 23, 2005, the board of directors of Tarpon met to consider the terms of the proposed transaction with First Busey. Management reported on negotiations with First Busey. In addition, the board of directors heard a financial presentation from a representative of Keefe. The representative advised the board that it was the opinion of Keefe that the consideration to be received by Tarpon’s shareholders under the merger agreement is fair from a financial perspective. During this meeting, legal counsel reviewed generally for the Tarpon board of directors the fiduciary duties of directors, including such duties in relation to the merger of financial institutions, and commented on the form of merger agreement, the voting and employment agreements to be entered into with First Busey, and related issues. Following discussion and review by Tarpon’s board of directors of the terms and conditions of the merger agreement, and related information and issues, the board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Following such approval, Tarpon and First Busey signed the merger agreement on February 24, 2005.

Recommendation of the Board of Directors

     The Tarpon board of directors evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the exchange ratio, are a result of arm’s-length negotiations between the representatives of Tarpon and First Busey. In reaching its conclusion that the merger agreement is in the best interest of Tarpon and its shareholders, the Tarpon board of directors carefully considered the following material factors among others:

•	the exchange ratio of the proposed merger, including the fact that Tarpon shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of First Busey common stock in the merger;

•	a comparison of the terms of the proposed merger with comparable transactions;

•	information concerning the business, financial condition, results of operations and prospects of Tarpon and First Busey;

•	competitive factors and trends towards consolidation in the banking industry;

•	the review by the Tarpon board of directors with its legal and financial advisors of the provisions of the merger agreement;

•	the opinion rendered by Keefe to the Tarpon board of directors that the consideration to be received by the shareholders of Tarpon under the merger agreement is fair to the Tarpon shareholders from a financial point of view;

•	the competitive and regulatory environment for financial institutions generally;

•	that the merger affords an opportunity to minimize the potential displacement of Tarpon employees due to the lack of overlap in the banking offices of Tarpon and First Busey;

•	alternatives to the merger, including continuing to operate Tarpon as an independent banking organization;

•	the value to be received by the Tarpon shareholders in the merger in relation to the historical book value, earnings and dividends per share of Tarpon common stock; and

•	the fact that First Busey common stock has a more liquid trading market than Tarpon common stock and that historically First Busey has paid cash dividends on its shares, as compared to Tarpon which has not paid any dividends.

     The Tarpon board of directors believes that by becoming part of a larger organization with greater resources, Tarpon will be able to expand more rapidly, serve its customers and communities better and provide a broad array of services that will be competitive in Charlotte County and southwest Florida. In addition, First Busey will be able to provide greater career opportunities for Tarpon’s employees.

     While each member of the Tarpon board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Tarpon board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Tarpon’s shareholders.

     The board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and has determined that the merger is in the best interests of Tarpon and its shareholders. The Board unanimously recommends that shareholders of Tarpon vote for the proposal to approve the merger agreement.

Opinion of Financial Advisor

     Tarpon engaged Keefe Ventures, LLC to render financial advisory and investment banking services to Tarpon and at Tarpon’s request Keefe agreed to assist Tarpon in analyzing, structuring, negotiating, and effecting a transaction. Tarpon selected Keefe because Keefe is a well respected investment banking firm with substantial experience in transactions similar to the merger and is familiar with Tarpon’s business. As part of its investment banking business, Keefe is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

     As part of its engagement, a representative of Keefe attended the meeting of Tarpon’s board of directors held on February 23, 2005, at which Tarpon’s board of directors evaluated the proposed merger with First Busey. At this meeting, Keefe reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the consideration to be received in the merger by Tarpon was fair to Tarpon’s shareholders from a financial point of view. Tarpon’s board of directors approved the merger agreement at this meeting. Keefe updated such opinion as of                     , 2005.

     The full text of Keefe’s updated written opinion is included as Appendix C to this proxy statement-prospectus and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

     Keefe’s opinion speaks only as of the date of the opinion. The opinion is directed to Tarpon’s board of directors and addresses only the fairness, from a financial point of view, of the consideration offered to Tarpon’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Tarpon shareholder as to how the shareholder should vote at Tarpon’s special meeting on the merger proposal or any related matter.

     In rendering its opinion, Keefe

•	reviewed among other things:

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of First Busey and on Form 10-KSB of Tarpon,

•	Quarterly Reports on Form 10-Q of First Busey and on Form 10-QSB of Tarpon;

•	held discussions with members of senior management of First Busey and Tarpon regarding:

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for First Busey and Tarpon and compared them with those of certain publicly traded companies that Keefe deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Keefe deemed to be relevant; and

•	performed other studies and analysis that it considered appropriate.

     In conducting its review and arriving at its opinion, Keefe relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe or that was discussed with, or reviewed by Keefe, or that was publicly available. Keefe did not attempt or assume any responsibility to verify such information independently. Keefe relied upon the management of First Busey, and Tarpon as to the reasonableness and achievability of the financial and operating forecasts (and assumptions and bases therefore) provided to Keefe. Keefe assumed, without independent verification, that the aggregate allowances for loan and lease losses for First Busey and Tarpon are adequate to cover those losses. Keefe did not make or obtain any evaluations or appraisals of any assets or liabilities of First Busey or Tarpon, nor did it examine or review any individual credit files.

     The financial information and data furnished to Keefe and used by it in certain of its analysis were prepared by First Busey’s and Tarpon’s senior management. First Busey and Tarpon do not publicly disclose internal management forecasts of the type provided to Keefe in connection with its review of the merger. As a result, such forecasts were not prepared with a view towards public disclosure, but the data is reflected in Keefe’s analysis. The forecasts were based on numerous variables and assumptions, which are inherently uncertain, including factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the forecasts.

     For purposes of rendering its opinion, Keefe assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representatives and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct.

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents.

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

     Keefe further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the conversion of Tarpon’s common stock into First Busey’s common stock will be tax-free for Tarpon. Keefe’s opinion is not an expression of an opinion as to the prices as to which shares of First Busey’s common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

     In performing its analyses, Keefe made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are beyond the control of Keefe, First Busey and Tarpon. Any estimates contained in the analyses performed by Keefe are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe opinion was among several factors taken into consideration by Tarpon’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of Tarpon’s board of directors with respect to the fairness of merger consideration.

     The following summary reviews the material analyses presented by Keefe to Tarpon’s board of directors on February 23, 2005 in connection with its original February 23, 2005 opinion. The summary is not a complete description of the analyses underlying the Keefe opinion or the presentation made by Keefe to Tarpon’s board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     Summary of Proposal. Tarpon’s shareholders will receive $27.00 per share of common stock, in a combination of $12.15 cash and $14.85 of First Busey common stock.

     Selected Peer Group Analysis. Keefe compared the financial performance and market performance of First Busey to those of a group of comparable companies in the Midwest with assets between $1.4 billion and $2.25 billion. Companies included in First Busey’s peer group were:

Midwest Banc Holdings, Inc.	First Financial Corporation
Old Second Bancorp, Inc.	First Oak Brook Bancshares, Inc.
First Indiana Corporation	Great Southern Bancorp, Inc.
Peoples Bancorp Inc.	Macatawa Bank Corporation
MBT Financial Corporation	MainSource Financial Group Inc.
Mercantile Bank Corporation	State Financial Services Corporation

     Keefe compared the financial performance and market performance of Tarpon to those of a group of comparable companies in Florida with assets between $79 million and $887 million. Companies included in Tarpon’s peer group were:

Commercial Bankshares, Inc.	TIB Financial Corp.
Centerstate Banks of Florida, Inc.	Coast Financial Holdings, Inc.
Bancshares of Florida, Inc.	First National Bancshares, Inc.
Jacksonville Bancorp, Inc.	Old Florida Bankshares, Inc.
PanAmerican Bancorp	Atlantic BancGroup, Inc.
Optimum BankHoldings, Inc.	Old Harbor Bank

     To perform this analysis, Keefe used the financial information as of December 31, 2004 or September 30, 2004 if December 31, information was not available. Market price information was as of February 16, 2005.

     Keefe’s analysis showed the following concerning First Busey’s (BUSE) and Tarpon’s financial performance:

				Tarpon
		BUSE Peer		Peer
Financial Performance Measure:	BUSE	Median	Tarpon	Median
Return on Average Equity	17.23%	11.57%	6.39%	8.65%
Return on Average Assets	1.28%	1.02%	.49%	.68%
Net Interest Margin	3.41%	3.58%	4.74%	3.78%
Efficiency ratio	55.03%	58.33%	82.87%	74.69%

     Keefe’s analysis showed the following concerning First Busey’s and Tarpon’s financial condition:

				Tarpon
		BUSE Peer		Peer
Financial Performance Measure:	BUSE	Median	Tarpon	Median
Equity/Assets	7.07%	7.87%	7.20%	8.78%
Non Performing Assets/Assets	.29%	.48%	.11%	.17%
Reserves/Non Performing Assets	333.74%	198.90%	734.67%	279.28%

     Keefe’s analysis showed the following concerning First Busey’s and Tarpon market performance:

							Tarpon
			BUSE Peer				Peer
Financial Performance Measure:	BUSE		Median		Tarpon		Median
Price to Book	305%		224%		232%		204%
Price to Tangible Book	411%		277%		232%		235%
Price to Last Twelve Month’s earnings	18.9	x	17	x	27	x	27	x

     Comparable Transaction Analysis. Keefe reviewed certain financial data related to selected comparably sized Florida acquisitions announced after January 1, 2004.

Buyer	Target
ABC Bancorp	Citizens Bancshares, Inc.
Alabama National BanCorporation	Coquina Bank
Capital City Bank Group, Inc.	First Alachua Banking Corp.
Capital City Bank Group, Inc.	Quincy State Bank
Citizens Banking Corporation	American Banking Corp
Fidelity Bankshares, Inc.	First Community Bancorp.
First National Bankshares of Florida, Inc.	First Bradenton Bank
Investor Group	Liberty Bancorporation
Seacoast Banking Corporation of Florida	Century National Bank
South Financial Group, Inc.	Pointe Financial Corp.
Vision Bancshares, Inc.	Banktrust of Florida
Whitney Holding Corp.	Madison Bancshares, Inc.

     Transaction multiples for the merger were derived from $27 per share for Tarpon. Keefe compared these results with announced multiples. The results of the analysis are set forth in the following table:

			Comparable Transaction
Transaction Price to:	BUSE/Tarpon Merger		Medians
Book Value	305%	*	243%
Tangible Book Value	305%	*	249%
Last Twelve Months Earnings	36x	*	29x

*	Based on Tarpon’s financial information as of September 30, 2004.

     No company or transaction used as a comparison in the above analysis is identical to First Busey, Tarpon, or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

     Financial Impact Analysis. Keefe performed pro forma merger analyses that combined projected income statement and balance sheet information of First Busey and Tarpon. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of First Busey. In the course of this analysis, Keefe used First Busey and Tarpon street estimates. This analysis indicated that the merger is expected to be accretive to estimated earnings per share in 2006. The analysis also indicated that the merger is expected to be accretive to First Busey’s book value per share in 2006. For all of the above analyses, the actual results achieved by First Busey following the merger may vary from the projected results, and the variations may be material.

     Discounted Future Earnings Analysis. Keefe estimated the present value of Tarpon’s common stock based on a continued independence scenario using current peer trading and current acquisition multiples. Keefe used Tarpon management’s estimates for 2005-2008 to value Tarpon’s common stock as of December 31, 2008. These values ranged from $26.20 to $28.91 per share.

     Other Analyses. Keefe reviewed the relative financial and market performance of First Busey and Tarpon to a variety of relevant industry peer groups and indices. Keefe also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for First Busey.

     Tarpon’s board of directors has retained Keefe as an independent contractor to act as financial advisor to us regarding the merger. As part of its investment banking business, Keefe is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, secondary distributions of listed and unlisted securities, and private placements. As specialists in the securities of banking companies, Keefe has experience in, and knowledge of, the valuation of banking enterprises.

     Tarpon and Keefe have entered into an agreement relating to the services to be provided by Keefe in connection with the merger. Tarpon agreed to pay Keefe a cash fee equal to 1% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Tarpon in the transaction, $100,000 of which was payable at the time the merger agreement was executed and the balance of which is payable at closing. Pursuant to the Keefe engagement agreement, Tarpon also agreed to reimburse Keefe for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe against certain liabilities, including liabilities under the federal securities laws.

Effective Time; Closing Date

     In order to consummate the merger, the articles of merger must be filed with the Florida Department of State. This filing will occur only after the receipt of all regulatory approvals and the approval and adoption of the merger agreement by Tarpon’s shareholders and the satisfaction or waiver of all other conditions to the merger. See “The Merger Agreement—Conditions to the Merger.” The effective time of the merger will be as of the date and time set forth in the articles of merger. The closing of the merger will take place on a date mutually agreed upon by Tarpon, First Busey and Acquisition Corp.

Regulatory Approvals

     The merger, which involves First Busey, a bank holding company, is subject to the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956. First Busey intends to submit an application for approval by the Federal Reserve Board by April 25, 2005.

     In general, the Federal Reserve Board considers the financial and managerial resources and future prospects of the institutions involved in the transaction and the convenience and needs of the communities to be served. The Federal Reserve Board cannot approve a merger if it would:

•	result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States,

•	lessen competition substantially or tend to create monopoly in any section of the country, or

•	be a restraint of trade in any other manner,

unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of it meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Also, the Federal Reserve Board must assess the records of the depository subsidiaries of the merger participants under the Community Reinvestment Act of 1977, which requires that the Federal Reserve Board analyze and consider when evaluating an application each depository institution’s record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

Surrender of Certificates

     Promptly after the effective time, the exchange agent will mail to each former holder of record of Tarpon common stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the “exchange materials”), for the exchange of such holders’ Tarpon common stock certificates for certificates representing shares of First Busey common stock and the cash payable in the merger and in lieu of fractional shares. You should not send in your certificates until you receive the exchange materials from the exchange agent.

     Upon receipt of the exchange materials, former holders of Tarpon common stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of Tarpon common stock to the exchange agent in the return envelope provided. Upon receipt of the certificates and related documentation, First Busey will issue, and the exchange agent will mail, to such holder of Tarpon common stock a check in the amount of cash consideration payable to such shareholder and any cash payment in respect of fractional shares of Tarpon common stock payable to the surrendering shareholder and, a certificate representing the number of shares of First Busey common stock to which such holder is entitled, all pursuant to the merger agreement. No certificate of First Busey common stock and no cash payment will be delivered to a holder of Tarpon common stock unless and until such holder has delivered to the exchange agent certificates representing the shares of Tarpon common stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the exchange agent.

     Former shareholders of record of Tarpon will be entitled to vote after the effective time at any meeting of First Busey shareholders the number of whole shares of First Busey common stock into which such holders’ respective shares of Tarpon common stock are converted, regardless of whether such holders have exchanged their certificates representing Tarpon common stock for certificates representing First Busey common stock.

     Beginning six months after the effective time, no dividend or other distribution payable after the effective time with respect to First Busey common stock issued to replace Tarpon common stock will be paid to the holder of an unsurrendered Tarpon common stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

     After the effective time, there will be no transfers on Tarpon’s stock transfer books of shares of Tarpon common stock issued and outstanding at the effective time. If certificates representing shares of Tarpon common stock are presented for transfer after the effective time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

     Neither First Busey nor the exchange agent will be liable to a holder of Tarpon common stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

     No fractional shares of First Busey common stock will be issued in respect to Tarpon common stock, and cash will be paid by First Busey in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of First Busey common stock by the First Busey Share Price. No holder of Tarpon common stock who would otherwise have been entitled to a fractional share of First Busey common stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

     Holders of Tarpon common stock will have the right to dissent from the merger agreement and receive, in lieu of the consideration provided for in the merger agreement, a cash payment equal to the fair value of their shares, all in conformity with Section 607.1301 through 1333 of the Florida Business Corporation Act. See “General Information-Dissenters’ Rights” on page 23.

The Merger Agreement

     The merger agreement has been included as Appendix A of this document to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement-prospectus and in the other public filings each of us makes with the Commission, which are available without charge at www.sec.gov.

Representations and Warranties

     The merger agreement contains representations and warranties we made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Tarpon’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. Further, the representations and warranties made by the parties in the merger agreement will not survive the closing of the merger.

     It is a condition of the closing that each party’s representations and warranties in the merger agreement or in any related documents be true and correct as of the closing date, as though made on and as of the closing date, subject to conditions in the merger agreement. See “—Conditions to the Merger” below. As of the date of this proxy statement-prospectus, neither

Tarpon, First Busey nor Acquisition Corp. have any knowledge that this condition will not be satisfied as of the closing date.

Business Pending the Merger and Other Covenants

     Tarpon has agreed to conduct its business in accordance with guidelines in the merger agreement.

     Tarpon has agreed that, pending the closing date, and without the prior written consent of First Busey, which will not be unreasonably withheld, Tarpon will and will cause Bank to:

•	make no changes in their charters or bylaws or in the number of their issued and outstanding shares except upon the exercise of existing stock options and warrants;

•	not increase the compensation of their directors, officers or employees, except that the compensation of officers and employees may be increased in a manner consistent with prior practice;

•	make no loan for $500,000 or more other than loans currently committed to be made pursuant to written commitment letters and make no other loans, renewals or restructuring of loans except in the ordinary course of business and consistent in all material respects with prudent banking practices and applicable rules and regulations of regulatory authorities and except in the case of any such loan submitted to First Busey by Tarpon where First Busey does not issue a non-approval within five business days of a completed underwriting package from Tarpon;

•	use their best efforts to maintain their present insurance coverage regarding their properties and businesses;

•	make no significant changes outside the ordinary course of business in the general nature of their business;

•	not enter into any employment, consulting or similar agreements that are not terminable on 30 days’ notice or less without penalty or obligation;

•	not take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any Tarpon employee benefit plan, except as contemplated by the merger agreement or disclosed in the related schedules;

•	timely file all required tax returns with all applicable taxing authorities without any extension of time for filing or the applicable period of limitations;

•	except as already reflected in the financial statements as described in the merger agreement, not make any expenditure for fixed assets in excess of $25,000 for any single item, or $50,000 in the aggregate, or enter into any lease of fixed assets with a monthly rental payment exceeding $5,000;

•	not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, dispose of any real estate owned, make any agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

•	not do or fail to do anything that will cause a breach of, or default under, any agreement or other arrangement to which Tarpon or the Bank is bound, which would have a material adverse effect on Tarpon;

•	make no material changes in their accounting procedures or practices or the manner of conducting their businesses and maintaining their records;

•	substantially comply with all material laws applicable to the conduct of their business;

•	use their best efforts to preserve their business organization intact, to keep available the services of their present officers and employees and to preserve the goodwill of their customers and others having business relations with them;

•	not make any borrowings except in the ordinary course of business;

•	not purchase or invest in securities or obligations, or accept deposits, except for deposits at rates consistent with those being paid generally by other financial institutions in the Bank’s markets, having a maturity of more than three years from the date of purchase or acceptance; and

•	not extend credit or make advances, or grant any extension of any outstanding loan, advance or other credit, to any customer of the Bank who is listed on the Bank’s problem or watch list or who has any outstanding loan, advance or other credit from the Bank which is in default, has been placed on nonaccrual status or has been internally classified as among “other loans specifically mentioned,” or as “substandard,” “doubtful” or “loss.”

     Also, Tarpon will:

•	not declare or pay any dividend or other distribution without the prior written consent of First Busey;

•	cause the Bank not to accept any brokered deposits, except in the ordinary course of its business consistent with past practice;

•	not grant any new stock options or issue any new warrants pursuant to any plan, contract or arrangement; and

•	not nominate or appoint any new directors or executive officers of Tarpon or its subsidiaries and cause its subsidiaries not to do the foregoing.

In the merger agreement, Tarpon agreed that it will not, during the term of the merger agreement:

•	solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to:

•	the disposition of its business or assets,

•	the acquisition of its capital stock, or

•	the merger of it or any of its subsidiaries with any corporation or other entity, other than as provided by the merger agreement, except pursuant to written direction from a regulatory authority; or

•	negotiate with or entertain any proposals from any other person for any transaction in which the business, assets or capital stock of it or its subsidiaries would be acquired by any party other than as provided by the merger agreement, except pursuant to written direction from any regulatory authority or upon receipt of an unsolicited offer from a third party where the Tarpon board reasonably believes, with the opinion of counsel, that its fiduciary duties require it to enter into discussions with that party.

     Tarpon will promptly notify First Busey and keep First Busey informed of all relevant details of all inquiries or proposals that it may receive about any proposed disposition of its business or assets, acquisition of its capital stock, or the merger of it or its subsidiaries with any entity other than as provided by the merger agreement.

     Tarpon may disclose to its shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934 relating to a tender offer for its common stock.

     Under the terms of the merger agreement, Tarpon will also:

•	use reasonable efforts to preserve its reputation and relationship with suppliers, clients, depositors, customers, employees and others having business relations with it;

•	give reasonable notice to First Busey of board and committee meetings of Tarpon and the Bank and the agendas if known; and

•	transmit to First Busey promptly copies of materials that Tarpon and the Bank provide to their directors to the extent permissible under law, except materials regarding the proposed acquisition of Tarpon and the Bank.

     Pending the closing date of the merger, the parties agree to and to cause their subsidiaries to conduct their businesses in the usual and ordinary course consistent in all material respects with prudent banking practices.

     The parties also agreed to use reasonable efforts in good faith to satisfy the conditions to closing and to consummate the merger as soon as practicable. The merger agreement provides that none of the parties will intentionally take or permit to be taken any action that would be in breach of the merger agreement or that would cause any representation and warranty to be or become untrue.

     During the term of the merger agreement, each party must immediately give detailed written notice to any other party of any facts or the occurrence or impending occurrence of any event that would cause any representation or warranty to be or become untrue as of the closing date.

     Tarpon has furnished First Busey with both real property and environmental documents. First Busey has neither notified Tarpon of any title defects in these documents, nor requested any additional environmental investigation within the requisite time periods in the merger agreement.

Conditions to the Merger

     The obligations of the parties under the merger agreement are subject to the satisfaction or waiver of the following conditions before or at closing, among others, that:

•	the representations and warranties of Tarpon or First Busey and Acquisition Corp. in the merger agreement or in any related documents be true and correct as of the date of the merger agreement and as of the closing date, as though made on and as of the closing date, except if the failure to satisfy this condition would not have, individually or in the aggregate, a material adverse effect on any party;

•	the parties have performed all agreements required to be performed by them on or before the closing date;

•	all necessary regulatory approvals, including, without limitation, that of the Federal Reserve Board, to consummate the merger have been obtained by First Busey, all required waiting periods have expired and there has been no motion for rehearing or appeal from approval or commencement of any action to enjoin the merger or to obtain substantial damages;

•	the merger agreement has been approved by the boards of all parties and the shareholders of Tarpon and Acquisition Corp. and the proper officers of the parties have executed and delivered the merger agreement and the related documents;

•	no suit or other legal proceeding has been instituted or threatened to enjoin the merger, which reasonably could be expected to result in the issuance of a court order enjoining the merger;

•	the parties shall have received at the closing all documents, certificates or instruments as it may have reasonably requested evidencing compliance by the other parties with the terms of the merger agreement;

•	the shares of First Busey common stock to be issued in the merger pursuant to the merger agreement have been accepted for inclusion on Nasdaq subject to official notice of issuance, and freely tradable in the United States; and

•	the registration statement of which this proxy statement-prospectus is a part shall not be subject to stop order or threatened stop order.

     The obligations of First Busey and Acquisition Corp. under the merger agreement are also subject to the satisfaction or waiver of the following conditions that:

•	each of the employment agreements between First Busey and each of Lewis S. Albert and Todd A. Katz shall be in full force and effect;

•	pending the closing date, the business of Tarpon and the Bank, taken as a whole, has been conducted in the ordinary course consistent in all respects with prudent banking practices, and there has not been any material adverse change or any circumstance other than general economic or competitive conditions that may reasonably be expected to result in a material adverse change in their business, properties, financial condition, loan portfolio, operations or prospects of Tarpon and the Bank, taken as a whole;

•	Tarpon and the Bank have obtained all written consents required under any agreements or other arrangements with third parties required to effect the transactions contemplated by the merger agreement, except where the failure to obtain any such written consents, permissions and approvals would not have a material adverse effect on First Busey;

•	Tarpon has received an opinion from Crowe Chizek and Company LLC substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	no more than 10% of shares of Tarpon common stock outstanding as of the closing date shall have dissented from the merger.

     As of the date of this proxy statement-prospectus, no party has any knowledge that any of the foregoing closing conditions will not be satisfied by closing. For purposes of the merger agreement, a material adverse effect means any material adverse effect on the business, assets, properties, results of operations, financial condition or, as can be reasonably foreseen, prospects of the party and its subsidiaries, taken as a whole, or on the consummation of the merger.

Waiver and Amendment; Termination

     Before the effective time of the merger, by action of the Tarpon, First Busey and Acquisition Corp. boards:

•	the time for performance of any obligations of any other party under the merger agreement may be extended,

•	any inaccuracies in the representations and warranties in or any document delivered pursuant to the merger agreement may be waived, or

•	compliance with any agreements or conditions in the merger agreement may be waived,

provided that after Tarpon’s shareholder approve and adopt the merger agreement, there may not be any extension or waiver of any part of the merger agreement which reduces the amount or changes the form of merger consideration other than as contemplated by the merger agreement without additional Tarpon shareholder approval. Any agreement by a party to any extension or waiver must be in a written instrument signed on behalf of that party.

     The merger agreement may be terminated before the effective time of the merger:

•	at any time by the written agreement of Tarpon and First Busey upon determination of the boards;

•	at any time by either the board of Tarpon or the boards of First Busey and Acquisition Corp. if a governmental entity that must grant a requisite regulatory approval has issued a final and non-appealable denial of approval of the merger or if a governmental entity with competent jurisdiction has issued a final non-appealable order prohibiting the consummation of the merger;

•	by either the board of Tarpon or the boards of First Busey and Acquisition Corp. if the merger is not consummated on or before August 30, 2005, unless this is due to the failure of performance by the party seeking termination;

•	by First Busey or Tarpon if Tarpon shareholder approval of the merger agreement is not obtained by the requisite vote;

•	by Tarpon upon two days prior written notice to First Busey in connection with an unsolicited tender offer by a party other than First Busey or its affiliates or any written proposal regarding a merger, share exchange, sale of a material portion of its assets or other business combination by a party other than First Busey or its affiliates and Tarpon’s board determines in good faith that its fiduciary obligations under applicable law require that this proposal be accepted if:

•	Tarpon’s board has been advised in an opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of the merger agreement entered into in the proper exercise of its applicable fiduciary duties, and all concessions that First Busey may offer in negotiations entered into as described below, these fiduciary duties would require the directors to reconsider the commitment as a result of the proposal; and

•	before delivering notice to First Busey to effect the termination, Tarpon shall, and shall cause its financial and legal advisors to, negotiate with First Busey for three calendar days to make adjustments in the terms and conditions of the merger agreement as would enable Tarpon to proceed with the transactions contemplated thereby on adjusted terms. At the time of this termination, Tarpon must pay to First Busey $1,000,000 in immediately available funds;

•	by Tarpon by written notice to First Busey:

•	if there exists any material breach of any representation or warranty made by First Busey which remains uncured for 30 days after the receipt by First Busey of written notice from Tarpon;

•	if First Busey fails to perform and comply with, in all material respects, any agreement or covenant, which remains uncured for 30 days after the receipt by First Busey of written notice from Tarpon; or

•	if Tarpon receives written notice from Crowe Chizek and Company LLC that it is unable to receive an opinion, dated the date of the closing, substantially to the effect that the merger will be classified as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

At the time of termination for one of the foregoing circumstances, First Busey will pay to Tarpon no later than three business days after receiving notice from Tarpon of all documented out-of-pocket expenses and fees incurred by Tarpon up to $750,000 in cash, provided that if the merger agreement is terminated by Tarpon due to a willful breach by First Busey, Tarpon may pursue remedies and may be entitled to recover amounts at law or in equity in addition to the foregoing expenses and fees without limitation;

•	by First Busey by written notice to Tarpon:

•	if there exists any material breach of any representation or warranty made by Tarpon which remains uncured for 30 days after the receipt by Tarpon of written notice from First Busey; or

•	if Tarpon fails to perform and comply with, in all material respects, any agreement or covenant, which remains uncured for 30 days after the receipt by Tarpon of written notice from First Busey.

At the time of termination for one of the foregoing circumstances, Tarpon will pay to First Busey no later than three business days after receiving notice from First Busey of all documented out-of-pocket expenses and fees incurred by Tarpon up to $750,000 in cash, provided that if the merger agreement is terminated by First Busey due to a willful breach by Tarpon, First Busey may pursue remedies and may be entitled to recover amounts at law or in equity in addition to the foregoing fees and expenses without limitation; or

•	by First Busey by written notice to Tarpon if Tarpon’s board or any committee:

•	withdraws or modifies in any manner adverse to First Busey its approval or recommendation of the merger agreement or the merger;

•	fails to reaffirm this approval or recommendation at First Busey’s request;

•	approves or recommends any business combination proposal involving Tarpon other than the merger involving a party other than First Busey or any of its affiliates; or

•	resolves to take any of the foregoing actions.

     The parties agree that the provisions in the merger agreement regarding termination fee and expenses constitute liquidated damages and do not constitute a penalty. If a party fails to promptly pay any other party any termination fee, the defaulting party will pay the costs and expenses in connection with any action, together with interest on the amount of any unpaid fee at the publicly announced prime rate published in the Midwest Edition of The Wall Street Journal from the date this fee was required to be paid.

     In the event of termination of the merger agreement by Tarpon or First Busey as described above, there will be no liability on the part of either of these parties or their officers or directors under the merger agreement, except that provisions regarding confidentiality in due diligence, title to real property, effect of termination and termination fee and expenses will survive the termination.

Interests of Certain Persons in the Merger

     Certain members of Tarpon’s management, including all of its directors, have interests in the merger in addition to the interests they may have as Tarpon’s shareholders generally. These interests are as follows:

•	First Busey has agreed that for a period of six years after the merger it will indemnify the directors and officers of Tarpon against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extent authorized by Florida law;

•	certain of the directors and executive officers of Tarpon hold stock options and warrants which entitle them to purchase, in the aggregate, up to 93,390 shares of Tarpon’s common stock. Under the terms of the merger agreement, each of these options and warrants will be converted into the right to receive an amount equal to $27.00 less the applicable exercise price; and

•	upon the closing of the merger, Lewis S. Albert (Chairman and Chief Executive Officer of Tarpon) and Todd H. Katz (Vice Chairman and President of Tarpon) have agreed to enter into employment agreements which, among other things, provide for each to receive an annual salary of $182,000, and also include a one year non-compete if the executive voluntarily terminates his employment with First Busey within six months following the closing of the merger.

Management and Operations After the Merger

     From and after the effective time, the First Busey Board of Directors will consist of the then current directors of First Busey. Upon the consummation of the merger, the Bank will be a wholly owned subsidiary of First Busey.

     All current First Busey officers will continue to serve First Busey in accordance with the bylaws of First Busey after the effective time. All directors and officers of each of the subsidiaries of First Busey after the effective time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

Tarpon Employee Benefit and Incentive Plans

     At the effective time, each employee of Tarpon and the Bank will become eligible to participate in all employee benefit plans offered and maintained by First Busey on the same terms and conditions that First Busey and its subsidiaries make available to their officers and employees. The period of employment and compensation of each employee of Tarpon and the Bank before the effective time will be counted for all purposes under the First Busey benefit plans, including, without limitation, for purposes of service credit, eligibility and vesting.

Federal Income Tax Consequences

     Neither First Busey nor Tarpon has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Crowe Chizek and Company LLC has delivered an opinion to Tarpon regarding the federal income tax consequences of the merger. In rendering its opinion, Crowe Chizek made certain assumptions, including the following: (1) that the merger will take place as described in the merger agreement, (2) that certain factual matters represented by First Busey and Tarpon are true and correct at the time of consummation of the merger, (3) that the merger will qualify as a statutory merger under the applicable laws of the State of Florida, and (4) that the merger will be reported by First Busey and Tarpon on their respective federal income tax returns in a manner consistent with such opinion.

     Based on these assumptions, in the opinion of Crowe Chizek, the following will be the material federal income tax consequences of the merger:

     1. The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     2. No gain or loss will be recognized by First Busey or Tarpon in connection with the merger (except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code).

     3. No gain or loss will be recognized by Tarpon on the distribution of First Busey common stock to holders of Tarpon common stock.

     4. The exchange of Tarpon common stock for First Busey common stock will not give rise to gain or loss to shareholders of Tarpon common stock in the exchange (except to the extent of any cash or other property received by such holders).

     5. For cash received by Tarpon shareholders (other than cash received for fractional shares) in exchange for shares of Tarpon common stock, the gain, if any, realized by such shareholder on receipt of the First Busey common stock will be recognized, but not in an amount in excess of the cash received (other than fractional share payments). No loss will be recognized.

     6. The aggregate basis of First Busey common stock received by a Tarpon shareholder in exchange for Tarpon common stock will be the same as the aggregate basis of the Tarpon common stock that was exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of fractional shares), and increased by any gain recognized on the exchange.

     In addition, Tarpon shareholders who receive cash either pursuant to a cash election, in connection with the exercise of dissenters’ rights or instead of fractional shares should be aware of the following consequences:

     Cash Election and Exercise of Dissenters’ Rights. With respect to a Tarpon shareholder who receives only cash in exchange for his or her shares of Tarpon common stock pursuant to a cash election or in connection with the exercise of dissenters’ rights under the Florida Business Corporation Act, the cash received will be treated as a distribution in redemption of the Tarpon common stock held by such shareholder, subject to the deemed dividend provisions of Section 302 of the Internal Revenue Code. If a shareholder has no further connection with Tarpon or First Busey after the transaction, the distribution would generally not be treated as a dividend. If the distribution is treated as a dividend, the shareholder will recognize ordinary income on the distribution. The distribution may be eligible for a reduced tax rate or qualified dividend income if the shareholder meets certain holding period requirements. If the distribution is not recharacterized as a dividend pursuant to Section 302, the shareholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the Tarpon common stock surrendered. Such gain or loss will be capital in nature if the Tarpon common stock was held by the shareholder as a capital asset pursuant to Section 1221 of the Internal Revenue Code.

     Cash Instead of Fractional Shares. The payment of cash to Tarpon’s shareholders instead of fractional shares of First Busey common stock will be treated for federal income tax purposes as if the fractional shares of First Busey stock were issued in the merger and then were redeemed by First Busey. Tarpon’s shareholders will, in general, recognize capital gain equal to the difference between the tax basis of the fractional share and the cash received.

     The discussion set forth above is based upon the opinion of Crowe Chizek and Company LLC, and applies only to Tarpon’s shareholders who hold Tarpon common stock as a capital asset. This discussion may not apply to special situations, such as Tarpon’s shareholders, if any, who received their Tarpon common stock upon exercise of employee stock options or otherwise as compensation and Tarpon’s shareholders that are insurance companies, securities dealers, financial institutions or foreign persons. It does not address the state, local or foreign tax aspects of the merger or any tax consequences of a subsequent transaction involving First Busey common stock, including any redemption or transfer of First Busey common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each Tarpon shareholder should consult his own tax advisor with respect to the specific tax consequences of the merger, including the application and effect of state, local and foreign tax laws.

Accounting Treatment

     First Busey intends to treat the merger as a purchase by First Busey of Tarpon under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

Expenses and Fees

     The merger agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

Resales of First Busey Common Stock

     The shares of First Busey common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of stock) of Tarpon for purposes of Rule 145 under the Securities Act as of the date of the special meeting. Affiliates may not sell their shares of First Busey common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. First Busey may place restrictive legends on certificates representing First Busey common stock issued to all persons who are deemed “affiliates” of Tarpon under Rule 145. This proxy statement-prospectus does not cover resales of First Busey common stock received by any person who may be deemed to be an affiliate of Tarpon.

Supervision and Regulation of First Busey
and Tarpon

     First Busey, its subsidiary banks, and Tarpon and the Bank are subject to state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of First Busey and/or Tarpon.

     First Busey is a financial holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the Bank Holding Company Act (“BHCA”), and by the Illinois Bank Holding Company Act (“IBHCA”). Tarpon is a bank holding company registered with the Federal Reserve under the BHCA. First Busey’s state-chartered bank is subject to regulation and examination primarily by the State of Illinois Office of Banks and Real Estate (“SIOBRE”) and, secondarily, by the Federal Deposit Insurance Corporation (“FDIC”). First Busey’s federally chartered capital stock savings association is subject to regulation and examination primarily by the Office of Thrift Supervision (“OTS”) and, secondarily, by the FDIC. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, SIOBRE, FDIC and OTS govern almost all aspects of the operations of the Banks. Various federal and state bodies regulate and supervise First Busey’s non-banking subsidiaries including its brokerage, investment advisory and insurance agency operations. These include, but are not limited to, SIOBRE, Federal Reserve, Securities and Exchange Commission, National Association of Securities Dealers, Inc., Illinois Department of Insurance, federal and state banking regulators and various state regulators of insurance and brokerage activities.

     The Bank is chartered under the National Banking Act. The Bank’s deposits are insured by the FDIC to the extent provided by law. The Bank is subject to comprehensive regulation, examination and supervision by the Comptroller of the Currency (“OCC”) to whom the Bank submits periodic reports regarding its financial condition and other matters. The Bank is also subject to other laws and regulations applicable to national banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. The OCC has a broad range of powers to enforce regulations under its jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks, including the institution of cease and desist orders and the removal of directors and officers. The OCC also has the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

     Under the Gramm-Leach-Bliley Act (the “Act”), a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. This Act makes significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in, or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve under Section 4(c)(8) of the BHCA. The Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature as determined by the Federal Reserve. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act.

     In addition to the Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and non-bank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on First Busey or Tarpon.

     The Federal Reserve has issued a policy statement on the payment of cash dividends by financial holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing weak earnings should not pay cash dividends in excess of its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. First Busey is also subject to certain contractual and regulatory capital restrictions that limit the amount of cash dividends that First Busey may pay. The Federal Reserve also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions.

     The primary sources of funds for First Busey’s payment of dividends to its shareholders are dividends and fees to First Busey from its banking and nonbanking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of First Busey may pay. Under provisions of the Illinois Banking Act (“IBA”), dividends may not be declared by banking subsidiaries except out of the bank’s net profit (as defined), and unless the bank has transferred to surplus at least one-tenth of its net profits since the date of the declaration of the last preceding dividend, until the amount of its surplus is at least equal to its capital.

     Dividends from Bank constitute the primary source of funds for dividends to be paid by Tarpon. There also are various statutory and contractual limitations on the ability of Bank to pay dividends, extend credit, or otherwise supply funds to Tarpon. As a national bank, Bank may not pay dividends from its paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Florida law applicable to companies (including Tarpon) provides that dividends may be declared and paid only if, after giving it effect, (i) the company is able to pay its debts as they become due in the usual course of business, and (ii) the company’s total assets would be greater than the sum of its total liabilities plus the amount that would be needed if the company were to be dissolved at the time of the dividend to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

     Federal and state banking regulations applicable to First Busey, Tarpon and its banking subsidiaries require maintenance of minimum levels of capital, which limit the amounts available for payment of dividends.

     First Busey and Tarpon are required to comply with the capital adequacy standards established by the Federal Reserve, and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC, OTS, FDIC, and SIOBRE, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve and the FDIC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC insured depository institutions that fail to meet applicable capital requirements.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Pursuant to FDICIA, the Federal Reserve, the FDIC, and the OTS have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories: (i) well capitalized (an institution that has a Total Capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 Leverage Ratio of at least 5%); (ii) adequately capitalized (an institution that has a Total Capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 Leverage Ratio of at least 4%); (iii) undercapitalized (an institution that has a Total Capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 Leverage Ratio of under 4%); (iv) significantly undercapitalized (an institution that has a Total Capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 Leverage Ratio of under 3%); and (v) critically undercapitalized (an institution whose tangible equity is not greater than 2% of total tangible assets). The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (i) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (ii) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. First Busey’s management believes that First Busey and its significant bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDICIA regulations.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     Federal law restricts the amount of voting stock of a bank holding company and a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of First Busey and Tarpon may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Federal law also imposes restrictions on acquisitions of stock in a bank holding company and a state bank. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company (such as Tarpon) and the OCC before acquiring control of any national bank (such as the Bank). Upon receipt of such notice, the Federal Reserve or the OCC, as the case may be, may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a member or group acquires a certain percentage or more of a bank holding company’s or state bank’s voting stock, or if one or more other control factors set forth in the Act are present.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state are permissible subject to certain limitations. Florida also has a law that allows out-of-state bank holding companies (located in states that allow Florida bank holding companies to acquire banks and bank holding companies in that state) to acquire Florida banks and Florida bank holding companies. The law essentially provides for out-of-state entry by acquisition only (and not by interstate branching) and requires the acquired Florida bank to have been in existence for at least three years. Interstate branching and consolidation of existing bank subsidiaries in different states is permissible. A Florida bank also may establish, maintain, and operate one or more branches in a state other than Florida pursuant to an interstate merger transaction in which the Florida bank is the resulting bank. An interstate merger transaction resulting in the acquisition by an out-of-state bank of a Florida bank is not permitted unless the Florida bank has been in existence and continuously operating, on the date of the acquisition, for more than three years.

Effect of Merger on Rights of Shareholders

     Upon consummation of the merger, holders of Tarpon common stock will become holders of First Busey common stock and the rights of former Tarpon shareholders will be governed by First Busey’s Articles of Incorporation, Bylaws and Nevada General Corporation Law (the “Nevada Act”).

     Shareholders should note the following summary of certain material provisions of, and the material differences between, the Nevada Act and the Florida Business Corporation Act (the “FBCA”) as they affect the rights of shareholders of Tarpon. The following comparison of the Nevada Act and First Busey’s Articles of Incorporation and Bylaws, on the one hand, and the FBCA and Tarpon’s Articles of Incorporation and Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to First Busey’s Articles of Incorporation and Bylaws and Tarpon’s Articles of Incorporation and Bylaws. Copies of the First Busey Articles of Incorporation and Bylaws are available for inspection at the offices of First Busey and copies will be sent to the holders of Tarpon common stock upon request. Copies of Tarpon’s Articles of Incorporation and Bylaws are available for inspection at the offices of Tarpon and copies will be sent to the holders of Tarpon common stock upon request.

Distributions to Shareholders

     Under the Nevada Act and the FBCA, a corporation may make distributions to shareholders as long as, after giving effect to such distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation’s total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Dissenters’ Rights

     A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment for the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party, (2) consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan, and (3) any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares. The Nevada Act provides that unless the articles of incorporation of the corporation issuing shares provide otherwise (which First Busey’s Articles of Incorporation do not), a stockholder does not have dissenters’ rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either listed on a national securities exchange, or included in the national market system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders and shareholders are permitted by the terms of the plan of merger or share exchange to accept in the exchange for their shares:

•	shares of stock of the surviving or resulting corporation,

•	shares of stock of another corporation which is listed on a national securities exchanges, quoted on Nasdaq or held of record by more than 2,000 shareholder (and cash in lieu of fractional shares), or

•	any combination of the consideration described above.

     A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. In such event, the stockholder’s rights will be determined as if the shares to which he dissents and his other shares were registered in the names of different stockholders.

     The FBCA provides dissenters’ rights in connection with (i) a merger or share exchange, except that such rights are not provided when (a) no vote of the shareholders is required for the merger or (b) shares of the corporation are listed on a national securities exchange, traded on Nasdaq, or held of record by at least 2,000 shareholders (and the outstanding shares of such class or series has a market value of at least $10 million held by unaffiliated shareholders); (ii) a sale of substantially all the assets of a corporation; (iii) amendments to the articles of incorporation that may adversely affect the rights or preferences of shareholders; and (iv) a “Control Share Acquisition” (as described below).

     While dissenters’ rights provisions under the Nevada Act and the FBCA are essentially similar, situations could theoretically arise in which dissenters’ rights, which would be available under the FBCA, are not available under the Nevada Act. For a description of the procedures to perfect dissenters’ rights under the FBCA, see “General Information–Dissenters’ Rights” on page 23.

State Takeover Laws

     First Busey may be subject to the provisions of Nevada’s anti-takeover laws known respectively as the “Combination with Interested Stockholders Statute” and the “Control Share Acquisition Statute.”

     The Combination with Interested Stockholders Statute prevents “interested stockholders” and an applicable Nevada corporation from entering into a “combination” unless certain conditions are met. A combination means any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a “combination” within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or outside three years after the interested shareholder acquires his shares if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

     The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The Control Share Acquisition Statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become Control Shares and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters’ rights. The Control Share Acquisition Statute currently does not apply to First Busey because First Busey does not have 100 or more stockholders who are residents of the State of Nevada.

     Section 607.0901 of the FBCA, informally known as the “Fair Price Statute,” provides that the approval of the holders of two-thirds of the voting shares of a company, other than the shares owned by an Interested Shareholder (as hereinafter defined) would be required in order to effectuate certain transactions, including without limitation a merger, sale of assets, sale of shares and reclassification of securities involving a corporation and an Interested Shareholder (and “Affiliated Transaction”). An “Interested Shareholder” is defined under the FBCA as beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or a corporation’s articles of incorporation.

     The special voting requirement does not apply in any of the following circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation’s disinterested directors; (ii) the Interested Shareholder has beneficially owned 80% of the corporation’s voting shares for five years; (iii) the corporation has not had more than 300 shareholders of record at any time during the previous three years; (iv) the Interested Shareholder beneficially owns 90% of the corporation’s voting shares; or (v) all of the following conditions are met: (A) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price calculated pursuant to various methods set forth in Section 607.0901 of the FBCA, (B) the consideration to be paid in the Affiliated Transaction is in cash or in the same form as previously paid by the Interested Shareholder, and (C) during the portion of the three years preceding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of preferred stock dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Shareholder, and no benefit to the Interested Shareholder from loans, guaranties or other financial assistance or tax advantages provided by the corporation.

     A corporation may “opt out” of the provisions of Section 607.0901 by electing to do so in its original articles of incorporation or by adopting an amendment to its articles of incorporation or bylaws opting out and having such amendment approved by the holders of a majority of the voting shares not held by the Interested Shareholder, its affiliates or associates. The amendment will not be effective until 18 months after such vote, and will not apply to any Affiliated

Transaction with someone who is an Interested Shareholder on or prior to the effective date of the amendment. Tarpon has not opted out of the provisions of Section 607.0901.

     A person who inadvertently becomes an Interested Shareholder (for example, as a result of a corporation’s repurchase of some of its shares) may promptly divest himself of enough stock to fall below the 10% threshold so that no special vote would apply to a transaction with that shareholder, so long as such person has not otherwise been an Interested Shareholder within the five years preceding the first public announcement of the transaction.

     Section 607.0902 of the FBCA, informally known as the “Florida Acquisition Statute,” provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Florida, and (iii) either (A) more than 10% of its shareholders residing in Florida, (B) more than 10% of its shares owned by Florida residents, or (C) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

     “Control Shares” are defined in the FBCA to be shares acquired in a Control Share Acquisition (as defined below) that, when added to all other shares of the issuing corporation owned by such person, would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges: (a) 20% or more but less than 33-1/3% of all voting power of the corporation’s voting securities, (b) 33-1/3% or more but less than a majority of all voting power of the corporation’s voting securities, or (c) a majority or more of all of the voting power or the corporation’s voting securities. A “Control Share Acquisition” is defined in the FBCA as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares. Section 607.0902 also states that, if provided in the articles of incorporation or bylaws of a corporation prior to their acquisition, Control Shares may be redeemed by the corporation for fair value in certain circumstances. Finally, unless otherwise provided in a corporation’s articles of incorporation or bylaws prior to a Control Share Acquisition, in the event Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders shall have dissenters’ rights.

     Section 607.0902 further provides that, in certain circumstances, an acquisition of shares that otherwise would be governed by its provisions does not constitute a Control Share Acquisition. Among such circumstances are acquisitions of shares approved by the corporation’s board of directors and mergers effected in compliance with the applicable provisions of the FBCA, if the corporation is a party to the agreement of merger.

Limitation on Director’s Liability

     The Nevada Act allows a corporation to provide in its articles of incorporation that a director or officer will not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except that such provision must not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (ii) the payment of distributions to stockholders. The Articles of Incorporation of First Busey limit a director’s and officer’s liability to the events specified in the Nevada Act.

     The FBCA provides that a director of a corporation will not be personally liable for monetary damages for breach of his fiduciary duty as a director, unless the director’s breach of duty involves: (i) a violation of the criminal law; (ii) a transaction from which the director derived an improper personal benefit; (iii) an unlawful payment of a dividend or unlawful stock repurchase or redemption; (iv) in a derivative proceeding or one by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission that was committed in bad faith, with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. Consequently, situations may arise in which an existing Tarpon shareholder, following the merger, would have less ability to bring an action against an officer or director of First Busey.

Calling a Special Meeting of Shareholders

     The FBCA provides that a special meeting of shareholders can be called by (i) a corporation’s board of directors; (ii) the persons authorized by the articles of incorporation or bylaws; or (iii) the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the proposed special meeting. A corporation’s articles of incorporation can require a higher percentage of votes, up to a maximum of 50%, to call a special meeting of shareholders. Tarpon’s Bylaws provide that special meetings of shareholders shall be held only when called by the Chairman of the Board, the President, the Board of Directors or by the holders of not less than one–third of all the votes entitled to cast on any issue proposed to be considered at the special meeting.

     The Nevada Act contains no similar provision for the calling of a special meeting of stockholders. First Busey’s Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board or President at the request in writing by a majority of the Board of Directors or at the request in writing of stockholders owning 50% of the entire stock of the corporation issued and outstanding and entitled to vote.

Amendments to Bylaws

     The Nevada Act permits the directors of a Nevada corporation to amend the bylaws of the corporation, subject to the bylaws, if any, adopted by the stockholders. First Busey’s Bylaws provide that the Board of Directors has the power to make, alter, amend or repeal its Bylaws, subject to the power of the stockholders to alter or repeal the Bylaws. Under the FBCA, a corporation’s board of directors may amend or repeal the bylaws unless such power is expressly reserved to the shareholders in the articles of incorporation or the FBCA or the shareholders expressly provide, in amending or repealing all or any part of the bylaws, that the board of directors may not amend or repeal the affected bylaws.

Amendment to Articles of Incorporation

     Under the Nevada Act, the board of directors must adopt a resolution setting forth any proposed amendment to the articles of incorporation and declaring its advisability, and must call a meeting of the stockholders entitled to vote for the consideration thereof. A majority of the stockholders entitled to vote must approve the amendment. If any proposed amendment would alter any preference or any right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment, regardless of limitations or restrictions on the voting power thereof.

     Under the FBCA, unless the articles of incorporation provide otherwise, the board of directors of a corporation may, without shareholder action, adopt certain amendments to the articles of incorporation, including, but not limited to, amendments (i) to delete the names and addresses of the initial directors; (ii) to delete the name and address of the initial registered agent or registered office, if a statement of change is filed with the Florida Department of State; (iii) to delete the authorization for a class or series of shares authorized in the articles if no shares of such series or class are issued; (iv) to change the par value for a class or series of shares; (v) to make certain changes to the corporation’s name; or (vi) to make any other change expressly permitted by the FBCA to be made without shareholder approval. All other amendments to the articles of incorporation of a Florida corporation must be approved by the majority of all the votes entitled to be cast by that voting group, unless the articles require a greater or lesser vote. Tarpon’s Articles of Incorporation may be amended or repealed in the manner prescribed by the FBCA.

Merger with Subsidiary

     The Nevada Act permits a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation to merge the subsidiary into itself without the approval of the stockholders of such parent corporation. The FBCA permits the merger of a subsidiary into its parent without shareholder approval if 80% of each class of stock of the subsidiary is owned by the parent corporation.

Indemnification

     Under the Nevada Act and the FBCA, a corporation may generally indemnify its officers, directors, employees and agents against expenses incurred in any proceeding (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses and certain amounts paid in settlement and (ii) in the event the person seeking indemnification has been adjudicated liable, amounts are deemed proper, fair and reasonable by the appropriate court upon application thereto. The Nevada Act and the FBCA both provide that to the extent such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses. Both the Nevada Act and the FBCA also provide that it a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification.

     In addition, under both the Nevada Act and the FBCA, expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition, upon receipt of an undertaking by such director or officer to repay such amount if such director or officer is ultimately found not to be entitled to indemnification by the corporation.

     The Articles of Incorporation of First Busey and the Bylaws of Tarpon provide that directors and officers and former directors and officers will be indemnified to the fullest extent permitted by law.

Derivative Actions

     Under the Nevada Rules of Civil Procedure (the “Nevada Rules”) and the FBCA, a person may not bring a derivative action unless the person was a stockholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a stockholder at such time. Both the Nevada Rules and the FBCA provide that a complaint in a derivative proceeding must be verified and must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action, and the reasons for his failure to obtain the action he desires.

     The Nevada Rules also provide that a derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of stockholders. The FBCA provides that a court may dismiss a derivative proceeding if it determines that any of the following groups made a determination in good faith after conducting a reasonable investigation, that the maintenance of the derivative suit is not in the best interests of the corporation: (i) a majority vote of independent directors present at a meeting of the board of directors, if the independent directors constitute a quorum; (ii) a majority vote of a committee consisting of two or more independent directors appointed by a majority vote of independent directors present at a meeting of the board of directors, whether or not such independent directors constitute a quorum; or (iii) a panel of one or more independent persons appointed by the court upon motion by the corporation. Under both the Nevada Rules and the FBCA, an action will not be dismissed, compromised or settled without court approval.

     The FBCA provides further that, upon termination of the proceeding, a court may require the plaintiff to pay the defendant’s reasonable expenses (including attorneys’ fees) incurred in defending the proceeding if it finds that the proceeding was commenced without reasonable cause. Further, the FBCA permits a court to award reasonable expenses for maintaining the proceeding (including attorneys’ fees) to a successful plaintiff or to the person commencing the proceeding who receives any relief, whether by judgment, compromise or settlement.

Stockholder Inspection of Books and Records

     Under the Nevada Act a stockholder who has been a stockholder of record of a Nevada corporation for at least six months preceding his demand or who owns 5% or more of the issued and outstanding shares of stock of the corporation (or who has been authorized in writing by such holders) is entitled to inspect and copy a list of the names of the corporation’s stockholders during regular business hours if the stockholder gives at least five business days’ prior written demand to the corporation. A stockholder of a Nevada corporation must hold, or be authorized by the holders of, 15% of the outstanding shares in order to review the books and records of the corporation. The Nevada Act provides further that a corporation may deny any demand for inspection if the stockholder refuses to furnish the corporation an affidavit that such inspection is not desired for a purpose not related to his interest in the corporation as a stockholder.

     The FBCA provides that a shareholder is entitled to inspect and copy, during regular business hours at the corporation’s principal office, any of the general corporate records if the shareholder gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy. A shareholder acting in good faith and with a proper purpose is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, accounting records of the corporation if the shareholder gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy. Consequently, unless a Tarpon shareholder will, following the merger, own 15% or greater of the issued and outstanding shares of First Busey common stock, such shareholder will have more limited rights of inspection under the Nevada Act than such shareholder had as a Tarpon shareholder.

Quorum for Stockholder Meetings

     Under the Nevada Act, unless otherwise provided in a corporation’s articles of incorporation or bylaws, a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders. Similarly, under the FBCA, majority of shares entitled to vote constitutes a quorum unless the corporation’s articles of incorporation provide otherwise. Under the Nevada Act, the articles of incorporation or bylaws may provide for a greater or lesser quorum requirement. The FBCA provides that the articles of incorporation may increase or decrease the quorum requirement, except that the quorum may not be less than one-third of the shares entitled to vote.

     The Bylaws of both First Busey and Tarpon provide that the presence in person or by proxy of a majority of the shares entitled to vote will constitute a quorum.

Board Vacancies

     Both the Nevada Act and FBCA provide that a vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum of the board of directors, unless the articles of incorporation provide otherwise. The FBCA also provides that a vacancy on the board of directors may be filled by the affirmative vote of a majority of the shareholders.

     First Busey’s Articles of Incorporation provides that vacancies created by newly created directorships will be filled by a majority of directors then in office, provided that a quorum is present. All other vacancies will be filled by a majority of directors then in office, even if less than a quorum.

     Tarpon’s Bylaws provide that all vacancies will be filled by a majority vote of directors then in office (though less than a quorum) and any such directors will hold office until the next election of directors by shareholders.

Removal of Directors

     Under the Nevada Act, any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power unless the articles of incorporation require the concurrence of a lesser percentage of the stock entitled to voting power in order to remove a director.

     Under the FBCA, shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause, at a meeting of the shareholders called expressly for that purpose. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director.

Classified Board of Directors

     The Nevada Act provides that a corporation’s board of directors may be divided into various classes with staggered terms of office. The Bylaws of Tarpon (but not First Busey) provide that the Board of Directors of Tarpon shall be divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors may be elected each year for a three-year term.

     Classification of directors may have the effect of making it more difficult for stockholders to change the composition of a corporation’s board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the board of directors. Such a delay may help ensure that current directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

     Classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of a corporation, even though such a transaction could be beneficial to the corporation and its stockholders. The classification of a board of directors might also increase the likelihood that incumbent directors will retain their positions.

Number of Directors

     Tarpon’s Articles of Incorporation provide that the number of directors shall be nine persons. First Busey’s Bylaws provide that the number of directors shall not be less than five nor more than twenty persons.

Loans to and Guarantees of Obligations of Officers and Employees

     Under the FBCA, a loan to, guarantee of an obligation of, or other assistance to an officer, director, or employee of the corporation, requires the determination of the board of directors of the corporation that the loan, guarantee or assistance may reasonably be expected to benefit the corporation. The Nevada Act contains no comparable provision, although it provides that directors exercising their powers may consider, among other things, the interests of the employees and the long-term as well as the short-term interests of the corporation and its stockholders. Consequently, an existing Tarpon shareholder may, following the merger, have less ability to challenge any such loans as a First Busey stockholder.

     Under the FBCA, any contract or transaction (including a loan or guarantee) between the corporation and any of its directors, or between the corporation and any other organization in which the corporation’s directors are also directors of officers, or have a financial interest, is voidable unless approved by a majority of the disinterested directors or the shareholders after the fact of such relationship is disclosed to such directors or shareholders, or unless the transaction is fair to the corporation at the time it is approved. The Nevada Act has a similar requirement except that such transactions may be approved by the majority vote of stockholders holding a majority of the voting power, and such transactions are also permissible if the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer when the transaction is brought before the board for action. Consequently, transactions including interested persons may be more difficult to challenge as shareholder of First Busey than as a shareholder of Tarpon.

Certain Information Concerning Tarpon

     General. Tarpon is a registered bank holding company under the BHCA, and owns 100% of the outstanding capital stock of the Bank. Tarpon serves as a mechanism to enhance the Bank’s ability to serve its customers’ requirements for financial services. The holding company structure provides flexibility for the provision of additional banking-related services, which the traditional commercial bank may not provide under present laws.

     The Bank is full service commercial bank, without trust powers. The Bank offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable order of withdrawal (“NOW”) accounts, public funds accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, daily repurchase agreements, business accounts (offering account analysis on all commercial relationships), commercial loans, real estate loans and consumer loans. In addition, the Bank provides such consumer services as notary services, photocopying, signature guarantees, incoming and outgoing collections, travelers checks, U.S. Bonds, cashiers checks, wire transfer services, coupon collection, foreign exchange, utility bill payments and credit references. Moreover, safe deposit boxes, custodial services, ACH processing and account reconciliation, overdraft checking, commercial account analysis, night depository service, courier service and automatic teller services are available.

     Market Area and Competition. The Southwest Florida area has experienced considerable growth over the past decade. Competition among financial institutions in the Bank’s market areas is intense, with other financial institutions having far greater financial resources than those available to Tarpon.

     The primary service area for the Bank encompasses the Punta Gorda Municipal Statistical Area, including the community of Port Charlotte in Charlotte County, the City of North Port in Sarasota County and the community of Englewood representing both Charlotte and Sarasota Counties. Most of the banking offices in the Bank’s market area are branches of or are affiliated with major holding companies in North Carolina, Georgia, Alabama and other areas of Florida and the nation.

     The Bank competes with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities that have recently been expanding to serve the traditional banking markets. Due to the rapid growth of Southwest Florida, it is anticipated that additional competition will continue from new entrants to the market.

     Loan Portfolio. The Bank engages in a full complement of lending activities, including commercial, consumer/installment and real estate loans.

     Tarpon’s commercial lending is directed principally towards businesses whose demands for funds fall within the Bank’s legal lending limit and are potential deposit customers. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on loans to small and medium-sized businesses. A majority of the commercial loans are secured by real estate mortgages. Tarpon’s real estate loans consist of residential and commercial first mortgage loans, second mortgage financing and construction loans.

     Tarpon’s consumer loans consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. This category of loans also includes loans secured by second mortgages on the residences of borrowers for a variety of purposes including home improvements, education and other personal expenditures.

     Investments. Tarpon invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. The Bank enters into Federal Funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from the Bank to other banks.

     Deposits. The Banks offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, NOW accounts, public funds accounts, money market accounts with limited transactions, individual retirement accounts, including Keogh plans with stated maturities, regular interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within the Bank’s market areas, obtained through the personal solicitation of the Bank’s officers and directors, direct mail solicitation and advertisements published in the local media. The Bank pays competitive interest rates on time and savings deposits. In addition, the Bank has implemented a service charge fee schedule competitive with other financial institutions in the Bank’s market areas, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

Additional Information

     Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Tarpon Coast is incorporated by reference or set forth in Tarpon’s Annual Report on Form 10-KSB for the year ended December 31, 2004, a copy of which is enclosed with this proxy statement-prospectus. See “Where You Can Find More Information.”

Other Matters

     The Board of Directors of Tarpon is not aware of any business to come before the special meeting other than those matters described above in this proxy statement-prospectus. If, however, any other matters not now known should properly come before the special meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of Tarpon.

Submission of Tarpon Shareholder Proposals for Special Meeting

     Tarpon has not yet scheduled its annual meeting of shareholders for 2005. If the merger agreement is terminated and the merger is not consummated, then Tarpon will schedule its 2005 annual meeting as soon as practicable after such termination. Shareholder proposals for consideration at such annual meeting must be submitted, in writing, to Tarpon within 30 days following the public announcement by Tarpon that the merger agreement has been terminated.

Experts

     The consolidated financial statements of First Busey as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004, December 31, 2003, and December 31, 2002, respectively, have been incorporated by reference in this proxy statement-prospectus, in reliance on the report of McGladrey & Pullen, LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Tarpon as of December 31, 2004 and 2003 and for each of the two years ended December 31, 2004 and December 31, 2003, have been incorporated by reference in this proxy statement-prospectus, in reliance on the report of Crowe Chizek and Company LLC, independent registered public accounting firm given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Tarpon for the year ended December 31, 2002 have been incorporated by reference in this proxy statement-prospectus in reliance on the report of Hill, Barth & King LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

Legal Matters

     The validity of the shares of First Busey common stock to be issued in connection with the merger will be passed upon for First Busey by Chapman and Cutler LLP, Chicago, Illinois.

Where You Can Find More Information

     First Busey and Tarpon file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that these companies file with the Commission at its public reference room in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the Commission at http://www.sec.gov.

     First Busey filed a Registration Statement on Form S-4 (the “Registration Statement”) to register with the Commission the First Busey common stock to be issued to Tarpon’s shareholders in the merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of First Busey. As allowed by Commission rules, this proxy statement-prospectus does not contain all the information you can find in the Registration Statement.

Information Incorporated by Reference

     The Commission allows First Busey and Tarpon to “incorporate by reference” information into this proxy statement-prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

     This proxy statement-prospectus incorporates by reference the documents set forth below that First Busey has previously filed with the Commission. These documents contain important information about First Busey. Some of these filings have been amended by later filings, which are also listed.

•	its Annual Report on Form 10-K for the year ended December 31, 2004;

•	Current Reports on Form 8-K dated January 18, 2005, January 24, 2005 and February 25, 2005;

•	a description of its common stock set forth in the registration statement on Form 8-A (File No. 0-15950) dated April 30, 1990; and

•	any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act after the date of this proxy statement-prospectus and prior to the special meeting.

     This proxy statement-prospectus incorporates by reference the documents set forth below that Tarpon has previously filed with the Commission. These documents contain important information about Tarpon. Some of these filings have been amended by later filings, which are also listed.

•	Its Annual Report on Form 10-KSB for the year ended December 31, 2004;

•	Current Reports on Form 8-K dated February 23, 2005 and February 25, 2005;

•	a description of its common stock set forth in the registration statement on Form SB-2 (File No. 333-39609) filed November 6, 1997; and

•	any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act after the date of this proxy statement-prospectus and prior to the special meeting.

     A copy of the foregoing Tarpon documents is enclosed with this proxy statement-prospectus.

     You may request a copy of these filings at no cost by writing or telephoning First Busey at the following address:

First Busey Corporation
201 West Main Street
Urbana, Illinois 61801
(217) 365-4513
Attn: Barbara J. Kuhl
President and Chief Operating Officer

     With respect to the offering of First Busey common stock, you should rely only on the information incorporated by reference or provided in this proxy statement-prospectus. First Busey has not authorized anyone else to provide you with different information. First Busey is not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this proxy statement-prospectus is accurate as of any date other than the date on the front of this proxy statement-prospectus. With respect to your consideration of the merger agreement, you may also review the selected financial data that Tarpon provides to its shareholders on an annual basis following the end of each calendar year.

Appendix A

Agreement and Plan of Merger
by and among
First Busey Corporation,
FBC Acquisition III Corp.
and
Tarpon Coast Bancorp, Inc.
Dated as of February 24, 2005

-i-

-ii-

Section	Heading	Page

Article VIII	General Provision	A-27
Section 8.1.	Non-Survival of Representations, Warranties and Agreements	A-27
Section 8.2.	Notices	A-27
Section 8.3.	Interpretation	A-28
Section 8.4.	Counterparts	A-28
Section 8.5.	Entire Agreement	A-28
Section 8.6.	Governing Law	A-28
Section 8.7.	Severability	A-28
Section 8.8.	Publicity	A-28
Section 8.9.	Assignment; Third Party Beneficiaries	A-28

Schedules
Schedule 3.1(b)	—	Ownership of Voting Stock or Equity Securities by Tarpon
Schedule 3.1(c)	—	Ownership of Voting Stock or Equity Securities by Tarpon Subsidiaries
Schedule 3.2(a)	—	Stock Options and Warrants
Schedule 3.4	—	Consents and Approvals
Schedule 3.6	—	Financial Advisor Contract
Schedule 3.9(b)	—	Code Section 6111 or 6112 Transactions
Schedule 3.10(b)	—	List of Tarpon Plans
Schedule 3.12(a)	—	Certain Contracts and Agreements
Schedule 3.13	—	Agreements with Regulatory Agencies
Schedule 3.16	—	Undisclosed Liabilities
Schedule 3.17	—	Insurance
Schedule 3.19(b)	—	Tarpon Leases

Exhibits
Exhibit A	—	Form of Employment Agreement

-iii-

Agreement and Plan of Merger
      This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 24th day of February, 2005, by and among First Busey Corporation, a Nevada corporation (“Buyer”), FBC Acquisition III Corp., a Florida corporation and wholly-owned subsidiary of Buyer (“Acquisition Corp.”), and Tarpon Coast Bancorp, Inc., a Florida corporation (“Tarpon”).
      Whereas, the respective Boards of Directors of the parties hereto deem it advisable and in the best interests of the parties hereto and their respective shareholders to consummate the Merger (as defined in Section 1.1), upon the terms and subject to the conditions of this Agreement;
      Whereas, as a further material inducement and condition to Buyer’s and Acquisition Corp.’s willingness to enter into this Agreement, each of Lewis S. Albert and Todd H. Katz have concurrently entered into an Employment Agreement with Buyer, in the form attached hereto as Exhibit A hereto and hereby made part hereof, which shall become effective at the Effective Time (as defined in Section 1.2) (collectively referred to herein as the “Employment Agreements”);
      Whereas, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger;
      Now Therefore, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows.
Article I
The Merger
      Section 1.1.     The Merger. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the Florida Business Corporation Act (“Florida Law”), Acquisition Corp. shall merge with and into Tarpon, the separate corporate existence of Acquisition Corp. shall cease, and Tarpon shall continue as the surviving corporation (as such, the “Surviving Corporation”), which shall be a wholly owned subsidiary of Buyer. Pursuant to the Merger:

(a) the Articles of Incorporation of Tarpon, as in effect immediately before the Effective Time, shall be, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and under Florida Law;

(b) the Bylaws of Tarpon, as in effect immediately before the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under Florida Law;

(c) the directors of Acquisition Corp. immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified;

(d) the officers of Acquisition Corp. immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified; and

(e) immediately after the Effective Time, the Surviving Corporation shall merge with and into Buyer (the “Holding Company Merger,” and together with the Merger, the “Mergers”).
      Section 1.2.     Effective Time. As promptly as practicable on the Closing Date (as hereinafter defined), the parties shall cause the Merger to be consummated by filing the Articles of Merger (the “Articles of Merger”) with the Florida Department of State with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of Florida Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Florida Department of State, or at such later date or time as may be set forth in the Articles of Merger (such time as the Merger becomes effective being hereinafter referred to as the “Effective Time”).

      Section 1.3.     Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Tarpon and Acquisition Corp. shall continue with, or vest in, as the case may be, Tarpon as the Surviving Corporation, and all debts, liabilities and duties of Tarpon and Acquisition Corp. shall continue to be, or become, as the case may be, the debts, liabilities and duties of Tarpon as the Surviving Corporation. At the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of Buyer.
      Section 1.4.     Effect on Capital Stock. (a) At the Effective Time, subject to Section 1.6, Section 1.7 and Section 2.2 hereof, by virtue of the Merger and without any action on the part of Tarpon, or the holder of any securities of Tarpon, each share of common stock, $.01 par value per share, of Tarpon (the “Tarpon Common Stock”) issued and outstanding immediately before the Effective Time, other than Dissenting Shares (as hereinafter defined), shall be converted into the right to receive $27.00 in a combination of shares of common stock, no par value of Buyer (the “Buyer Common Stock”) and cash, without interest in a proportion of 55% Buyer Common Stock (or $14.85 divided by the “Buyer Share Price”) and 45% cash (or $12.15) per share of Tarpon Common Stock (the “Per Share Consideration”). As used herein, the “Buyer Share Price” shall mean the average (rounded to the nearest $.01) of the closing prices of Buyer Common Stock on the ten (10) trading days immediately prior to the fourth (4th) calendar day preceding the Closing Date that shares of Buyer Common Stock are traded on the Nasdaq National Market (“Nasdaq”).
      (b) Each outstanding share of Tarpon Common Stock as to which a written demand for payment is filed in accordance with Sections 607.1301 through 1333 of Florida Law (the “Dissent Provisions”) at or prior to the Shareholders’ Meeting (as such term is defined in Section 5.4 hereof) and not withdrawn at or prior to the Shareholders’ Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive Buyer Common Stock or cash hereunder unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her Tarpon Common Stock under the Dissent Provisions, at which time his or her shares shall either be converted into Buyer Common Stock or cash as set forth in Section 1.8 hereof. All such shares of Tarpon Common Stock as to which such a written demand for payment is so filed and not withdrawn at or prior to the Shareholders’ Meeting and which are not voted in favor of the Merger, except any such shares of Tarpon Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her shares of Tarpon Common Stock under the Dissent Provisions, are hereinafter referred to as “Dissenting Shares.” Tarpon shall give Buyer prompt notice upon receipt by Tarpon of any written demands for payment, withdrawal of such demands, and any other written communications delivered to Tarpon pursuant to the Dissent Provisions and Tarpon shall give Buyer the opportunity to direct all negotiations and proceedings with respect to such demands. Tarpon shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands. Each holder of Tarpon Common Stock who becomes entitled, pursuant to the provisions of the Dissent Provisions, to payment for his or her shares of Tarpon Common Stock under the Dissent Provisions shall receive payment therefor from the Surviving Corporation and such shares of Tarpon Common Stock shall be cancelled.
      (c) Each of the shares of Tarpon Common Stock (i) held in the treasury of Tarpon or (ii) held by Buyer or any of its wholly-owned subsidiaries or by Tarpon or any of its wholly-owned subsidiaries, other than shares held by Buyer or any of its wholly owned subsidiaries or by Tarpon or any of its wholly-owned subsidiaries in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
      (d) Notwithstanding any other provisions of this Agreement, each holder of shares of Tarpon Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Share Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

      (e) At the Effective Time, the share transfer books of Tarpon shall be closed as to the holders of shares of Tarpon Common Stock immediately prior to the Effective Time and no transfer of shares of Tarpon Common Stock by any such holder shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither Buyer, Tarpon, Acquisition Corp., Surviving Corporation nor the exchange agent selected by Buyer (the “Exchange Agent”) shall be liable to a holder of Tarpon Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (f) At the Effective Time, the shares of common stock, par value $.01 per share, of Acquisition Corp. issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, without any action on the part of Buyer, forthwith cease to exist and be converted into an aggregate of 100 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, par value $.01 per share (the “Surviving Corporation Common Stock”). Immediately after the Effective Time and upon surrender by Buyer of the certificate representing the shares of the common stock of Acquisition Corp., the Surviving Corporation shall deliver to Buyer an appropriate certificate or certificates representing the shares of Surviving Corporation Common Stock created by conversion of the common stock of Acquisition Corp. owned by Buyer.
      Section 1.5.     Reserved.
      Section 1.6.     Manner of Conversion of Tarpon Common Stock. Within five (5) business days after the Shareholders’ Meeting, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Tarpon Common Stock of rights to receive Buyer Common Stock and cash in the Merger as follows:

(a) Less Than Share Minimum. If the number of Buyer Common Stock to be issued in exchange for Tarpon Common Stock is less than the Share Minimum (as defined in Section 1.6(d) hereof), then, subject to the provisions of Section 1.6(c) hereof, the Exchange Agent shall select from each of the holders of Tarpon Common Stock, proportionately, a sufficient number of shares of the Tarpon Common Stock to be converted into the right to receive solely Buyer Common Stock that will, together with all other Buyer Common Stock to be issued, equal as closely as practicable (but in no event be less than) the Share Minimum.

(b) Equal to or Greater Than Share Minimum. Subject to Section 1.6(c) hereof, if the number of Buyer Common Stock to be issued in exchange for Tarpon Common Stock is equal to or greater than the Share Minimum, then all Tarpon Common Stock shall be converted into the right to receive cash and Buyer Common Stock in the proportion set forth in Section 1.4 of this Agreement.

(c) Greater than Share Maximum. Notwithstanding the allocations determined pursuant to Sections 1.6(a) and 1.6(b) hereof, if the number of shares of Buyer Common Stock to be issued in exchange for Tarpon Common Stock is greater than the Share Maximum (as defined in Section 1.6(d) hereof), then the Exchange Agent shall select from each of the holders of Tarpon Common Stock, proportionately, a sufficient number of shares of the Tarpon Common Stock, which if converted solely to cash would result in the Buyer Common Stock to be issued in the Merger to equal as closely as practicable (but in no event be greater than) the Share Maximum, and all such shares of Tarpon Common Stock held by such holders shall be converted into the right to receive cash.

(d) For purposes of this Section 1.6, (i) “Share Minimum” means the number shares of Buyer Common Stock, priced by the Buyer Share Price, required to comprise at least fifty percent (50%) of the aggregate value of the Merger consideration received by shareholders of Tarpon for their Tarpon Common Stock and (ii) “Share Maximum” means 850,000 shares of Buyer Common Stock, subject to appropriate adjustment or adjustments in the event that Buyer shall declare a share dividend or distribution upon or subdivide, split up, reclassify or combine the Buyer Common Stock, or declare a dividend, or make a distribution, in any security convertible into Buyer Common Stock. For these purposes, cash and other property exchanged, or reasonably expected to be exchanged, for Tarpon Common Stock surrendered by the dissenters, paid, or reasonably expected to be paid, in lieu of receipt of fractional shares by shareholders of Tarpon and otherwise paid, or reasonably expected to be paid, to shareholders of Tarpon, in exchange for Tarpon Common Stock, shall be treated as Merger consideration.

      Section 1.7.     Adjustments for Dilution and Other Matters. If prior to the Effective Time, Tarpon shall declare a share dividend or distribution upon or subdivide, split up, reclassify or combine the Tarpon Common Stock, or declare a dividend, or make a distribution, on the Tarpon Common Stock in any security convertible into Tarpon Common Stock (provided that no such action may be taken by Tarpon without Buyer’s prior written consent as so provided in Section 5.2 hereof), appropriate adjustment or adjustments will be made to the Per Share Consideration, the Share Minimum and the Share Maximum. If at the Effective Time Tarpon shall have outstanding more shares of Tarpon Common Stock than are contemplated to be outstanding by the representation and warranty contained in Section 3.2 hereof then, at Buyer’s election and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, the Per Share Consideration shall be appropriately adjusted downward.
      Section 1.8.     Conversion of Dissenting Tarpon Shares. If prior to the Effective Time any holder of the Tarpon Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to dissent and obtain payment for his or her shares of Dissenting Shares under the Dissent Provisions, the Dissenting Shares of such holder shall be treated for purposes of this Article I like any other shares of outstanding Tarpon Common Stock. If after the Effective Time any holder of Tarpon Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to dissent and obtain payment for his or her Tarpon Common Stock under the Dissent Provisions each share of Tarpon Common Stock of such holder shall be converted into the right to receive the Per Share Consideration in accordance with the procedures, and subject to the conditions, set forth in Article II of this Agreement.
      Section 1.9.     Stock Options and Warrants. Buyer shall, as of the Effective Time, (i) convert any outstanding stock option granted by Tarpon for the purchase of shares of Tarpon Common Stock, exercisable pursuant to the terms of the 1997 Incentive Stock Option Plan (the “Tarpon Option Plan”), as such plan may be amended prior to the Effective Time and (ii) convert any outstanding warrant issued by Tarpon for the purchase of shares of Tarpon Common Stock, pursuant to the Stock Purchase Warrant dated January 28, 1998 (the “Tarpon Warrant Agreement”) into cash in an amount equal to the excess of the Per Share Consideration (or $27.00) over the exercise price of such option or warrant, multiplied by the number of shares of Tarpon Common Stock subject to such option or warrant, as applicable. Such cash, net of any amount that must be withheld for federal, state or local tax purposes, shall be paid to the holder of such option on the Closing Date, whereupon such option or warrant shall terminate. Prior to the Closing Date, Tarpon shall obtain, in form and substance satisfactory to Buyer, any necessary written consent or agreement of the holders of such stock options and warrants required in order to effect the conversion of such stock options and warrants in accordance with the terms hereof.
      Section 1.10.     The Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held upon the satisfaction or waiver of all of the conditions to the Merger set forth herein, which Closing shall take place at 10:00 a.m., local time, at the offices of Chapman and Cutler LLP (or at such other place upon which the parties may agree), on a date mutually agreeable to the parties hereto (hereinafter referred to as the “Closing Date”).
Article II
Exchange of Certificates
      Section 2.1.     Buyer to Make Merger Consideration Available. Upon the latest to occur of the Effective Time and the completion of the allocation procedure set forth in Section 1.4 hereof, Buyer shall issue and pay to the Exchange Agent the number of shares of Buyer Common Stock issuable pursuant to the Merger and the amount of cash payable pursuant to the Merger. The Exchange Agent shall not issue or pay Buyer Common Stock or cash payable with respect to Tarpon Common Stock to any shareholder of Tarpon unless and until share certificates and required transmittal materials pursuant to Article I have been received from such shareholder in proper form by the Exchange Agent. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Buyer Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.
      Section 2.2.     Exchange of Certificates. (a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Tarpon Common Stock, a certificate or certificates representing the number of whole shares of Buyer Common Stock and a check representing the amount of cash into which the Tarpon Common Stock held by such holder was converted pursuant to the terms of Article I of this Agreement. If any certificate for shares of Buyer Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
      (b) All Buyer Common Stock issued and cash paid upon the surrender for exchange of certificates for Tarpon Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Tarpon Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, otherwise permitted under this Agreement, with a record date prior to the Effective Time which may have been declared or made by Tarpon on such Tarpon Common Stock which remains unpaid at the Effective Time. If, after the Effective Time, certificates representing Tarpon Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Agreement, except as otherwise provided by law.
      Section 2.3.     Dividends. Subject to the effect of applicable laws, following surrender of any such certificate of Tarpon Common Stock, there shall be paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (a) the amount of any cash payable with respect to a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 1.4(d) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.
      Section 2.4.     Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Tarpon Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Tarpon Common Stock in respect to which such deduction and withholding was made by Buyer or the Exchange Agent.
      Section 2.5.     Tax and Accounting Consequences. It is intended by the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopted this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

Article III
Representations and Warranties of Tarpon
      Tarpon hereby represents and warrants to Buyer as follows:
      Section 3.1.     Corporate Organization. (a) Tarpon is a corporation duly organized and validly existing under the laws of the State of Florida. Tarpon has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Tarpon. Tarpon is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). True and complete copies of the Articles of Incorporation and Bylaws of Tarpon, as in effect as of the date of this Agreement, have previously been made available by Tarpon to Buyer. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Tarpon or Buyer, as the case may be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its subsidiaries, taken as a whole, or (ii) on the consummation of the Merger. The word “subsidiary” when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
      (b) As of the date of this Agreement, Tarpon has, as its sole direct or indirect subsidiaries, Tarpon Coast National Bank, a national banking association (the “Bank”), and Tarpon Coast Financial Services, Inc., a Florida corporation (together with the Bank, the “Tarpon Subsidiaries”). Except as set forth in Schedule 3.1(b) of the disclosure schedules to this Agreement prepared and delivered by Tarpon (the “Tarpon Disclosure Schedules”), Tarpon does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Tarpon Subsidiaries.
      (c) Each Tarpon Subsidiary (i) is duly organized and validly existing as a business corporation or depository institution, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Tarpon, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 3.1(c) of the Tarpon Disclosure Schedules, none of the Tarpon Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.
      Section 3.2.     Capitalization. (a) The authorized capital stock of Tarpon consists of 10,000,000 shares of Tarpon Common Stock, $.01 par value per share, of which, as of the date hereof, 1,182,151 shares were issued and outstanding, and 2,000,000 shares of Preferred Stock, of which, as of the date hereof, none were issued and outstanding. As of the date hereof, no shares of Tarpon Common Stock were held in treasury. All of the issued and outstanding shares of Tarpon Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Tarpon Option Plan and the Tarpon Warrant Agreement, respectively, Tarpon does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements, preemptive or other rights of any character calling for the purchase or issuance of any shares of Tarpon Common Stock or any other equity securities of Tarpon or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Tarpon, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for shares of the capital stock of Tarpon. No shares of Tarpon Common Stock have been reserved for issuance, other than the shares of Tarpon Common Stock reserved for issuance under the Tarpon Option Plan and the Tarpon Warrant Agreement, respectively. Since September 30, 2004, Tarpon has not issued any shares of its capital stock. Schedule 3.2(a) of the Tarpon Disclosure Schedules sets forth as of the date hereof the number of outstanding stock options and warrants for the purchase of Tarpon Common Stock granted under the Tarpon Option Plan and the Tarpon Warrant, and the dates on which such options and warrants became or become exercisable pursuant to the Tarpon Option Plan and the Tarpon Warrant, as applicable.
      (b) Tarpon owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Tarpon Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”). All of the shares of capital stock of each Tarpon Subsidiary are duly authorized and validly issued and are fully paid and nonassessable. No Tarpon Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Tarpon Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Tarpon Subsidiary.
      Section 3.3.     Authority. Tarpon has full corporate power and authority to execute and deliver this Agreement and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Tarpon. The Board of Directors of Tarpon has directed that this Agreement and the transactions contemplated hereby be submitted to Tarpon’s shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Tarpon Common Stock, no other corporate proceedings on the part of Tarpon are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tarpon and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Tarpon, enforceable against Tarpon in accordance with its terms.
      Section 3.4.     Consents and Approvals. Except as set forth in Schedule 3.4 of the Tarpon Disclosure Schedules, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by Tarpon of this Agreement and the consummation by Tarpon of the Mergers and the other transactions contemplated hereby except for (a) the filing by Buyer of an application with the Board of Governors of the Federal Reserve System (the “FRB”) and the approval of such application (the “Regulatory Application”), (b) the filing of the Articles of Merger with the Florida Department of State under Florida Law and (c) the approval of this Agreement by the requisite vote of the shareholders of Tarpon and by Buyer, as sole shareholder of Acquisition Corp.
      Section 3.5.     Reports. Tarpon and each of the Tarpon Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file during the five years preceding the date hereof with (i) the FRB, (ii) the Office of the Comptroller of the Currency, (iii) the Federal Deposit Insurance Corporation, (iv) any state regulatory authority, and (v) any self-regulatory organization with jurisdiction over any of the activities of Tarpon or any of the Tarpon Subsidiaries (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them during the five years preceding the date hereof, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Tarpon. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Tarpon and the Tarpon Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Tarpon, investigation into the business or operations of Tarpon or any of the Tarpon Subsidiaries during the five years preceding the date hereof. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Tarpon or any of the Tarpon Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on Tarpon.

      Section 3.6.     Broker’s Fees. Other than Tarpon’s arrangement with Keefe Ventures, LLC to serve as a financial advisor to Tarpon in connection with the Merger and related transactions contemplated by this Agreement, neither Tarpon nor any Tarpon Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Keefe Ventures, LLC’s contract with Tarpon is included as Schedule 3.6 of the Tarpon Disclosure Schedules.
      Section 3.7.     Absence of Certain Changes or Events. (a) Since September 30, 2004, (i) Tarpon and the Tarpon Subsidiaries, taken as a whole, have not incurred any material liability, except in the ordinary course of their respective businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Tarpon or will have a Material Adverse Effect on Tarpon.
      (b) Since September 30, 2004, Tarpon and the Tarpon Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice and, since the date of this Agreement, consistent with the restrictions set forth in Section 5.2.
      Section 3.8.     Legal Proceedings. (a) There are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Tarpon or any of the Tarpon Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
      (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon Tarpon, any of the Tarpon Subsidiaries or the assets of Tarpon or any of the Tarpon Subsidiaries.
      Section 3.9     Taxes and Tax Returns. (a) Each of Tarpon and the Tarpon Subsidiaries has duly filed all federal, state, county, foreign and, to the best of Tarpon’s knowledge, local information returns and Tax (as hereinafter defined) returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or before the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales, use and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Tarpon or any of the Tarpon Subsidiaries for which Tarpon does not have adequate reserves, nor has Tarpon or any of the Tarpon Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, proper and accurate amounts have been withheld by Tarpon and each of the Tarpon Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not, in the aggregate, have a Material Adverse Effect on Tarpon. There are no Tax liens upon any property or assets of Tarpon or any of the Tarpon Subsidiaries except liens for taxes not yet past due. As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
      (b) Tarpon has not participated in any transaction required to be disclosed pursuant to Treasury Regulations Section 1.6011-4. Tarpon has not acted as a Tax shelter organizer for the purposes of Code Section 6111 and Section 6112. Except as disclosed on Schedule 3.9(b) of the Tarpon Disclosure Schedules, Tarpon has invested in no transactions requiring registration under Code Section 6111 or requiring list maintenance under Section 6112.

      (c) Tarpon represents and warrants to each other party in the transaction and their respective advisers that Tarpon’s participation in the transaction is not part of a reportable transaction as defined in Treas. Reg. § 1.6011-4.
      (d) Tarpon represents and warrants that Tarpon shall comply with all Tax reporting requirements with respect to the transaction.
      Section 3.10.     Employee Benefit Plans.
      (a) (i) Tarpon Plan. The term, “Tarpon Plan” includes each bonus, deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, each employment or severance contract, each other material employee benefit plan, any applicable “change in control” or similar provisions in any plan, program, policy, contract or arrangement, and each other benefit plan, contract, program, policy or arrangement, including but not limited to, each employee benefit plan, as defined in Section 3(3) of ERISA (other than an Tarpon Multiemployer Plan and including any terminated Tarpon Plans) that currently or since January 1, 1997: (1) is or has been maintained for directors or employees of Tarpon or of any Tarpon Control Group member or (2) to which Tarpon or any Tarpon Control Group member made or was required to make contributions.
      (ii) Tarpon Qualified Plan. The term “Tarpon Qualified Plan” means any Tarpon Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Code.
      (iii) Tarpon Title IV Plan. The term “Tarpon Title IV Plan” means any Tarpon Qualified Plan that is a defined benefit plan (as defined in Section 3(37) of ERISA) and is subject to Title IV of ERISA.
      (iv) Tarpon Multiemployer Plan. The term “Tarpon Multiemployer Plan” means any employee benefit plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA and to which Tarpon or any Tarpon Control Group member has or had any obligation to contribute.
      (v) Tarpon Control Group. The term “Tarpon Control Group” means a controlled group of corporations of which Tarpon is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Tarpon within the meaning of Section 414(c) of the Code or any affiliated service group of which Tarpon is a member within the meaning of Section 414(m) of the Code.
      (vi) ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
      (b) All Tarpon Plans are set forth in Schedule 3.10(b) of the Tarpon Disclosure Schedules.
      (c) (i) Each Tarpon Plan has been administered in material compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations or interpretations thereunder.
      (ii) Neither Tarpon nor any Tarpon Control Group member currently or at any time maintains or maintained, or contributes or contributed to, or is required to contribute to, any Tarpon Title IV Plan or any Tarpon Multiemployer Plan.
      (iii) Neither Tarpon nor any Tarpon Control Group member, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Tarpon is contemplated herein, in violation of Section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.
      (iv) Each Tarpon Qualified Plan is the subject of a favorable Internal Revenue Service determination with respect to such qualification and exemption.

      (v) No matter is pending relating to any Tarpon Plan before any court or governmental agency.
      (d) (i) Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Tarpon Plan, have been delivered to Buyer. These documents include, but are not limited to, the following: Tarpon Plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements and annual reports (Form 5500) for the most recent three plan years ending before the date of this Agreement.
      (ii) All contributions payable to each Tarpon Qualified Plan for all benefits earned and other liabilities accrued through December 31, 2004, determined in accordance with the terms and conditions of such Tarpon Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the consolidated balance sheet of Tarpon and Tarpon Subsidiaries as of December 31, 2004.
      Section 3.11.     Compliance with Applicable Law. Tarpon and each of the Tarpon Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Tarpon or any of the Tarpon Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Tarpon.
      Section 3.12.     Certain Contracts.
      (a) Except as set forth in Schedule 3.12(a) of the Tarpon Disclosure Schedules, neither Tarpon nor any of the Tarpon Subsidiaries is a party to or bound by:

(i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

(ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Tarpon, Buyer, the Surviving Corporation, or any of their respective subsidiaries to any officer, director or employee thereof or to the trustee under any “rabbi trust” or similar arrangement;

(iii) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any agreement of indemnification or guaranty not entered into in the ordinary course of business, including any indemnification agreements between Tarpon or any of the Tarpon Subsidiaries and any of its officers or directors;

(v) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business; or

(vi) any material agreement relating to the sale or purchase of any business or business assets providing for payment of any deferred or contingent consideration by Tarpon or providing for indemnification by Tarpon.
      Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), is referred to herein as an “Tarpon Contract,” and neither Tarpon nor any of the Tarpon Subsidiaries knows of, or has received notice of, any violation of any Tarpon Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on Tarpon.

      (b) (i) Each Tarpon Contract is valid and binding on Tarpon or the applicable Tarpon Subsidiary, as the case may be, and is in full force and effect, (ii) Tarpon and each of the Tarpon Subsidiaries has performed all obligations required to be performed by it to date under each Tarpon Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Tarpon, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Tarpon or any of the Tarpon Subsidiaries under any such Tarpon Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on Tarpon.
      Section 3.13.     Agreements with Regulatory Agencies. Except as set forth in Schedule 3.13 of the Tarpon Disclosure Schedules, neither Tarpon nor any of the Tarpon Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been during the three years preceding the date hereof, a recipient of any supervisory letter from, or during the three years preceding the date hereof, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the Tarpon Disclosure Schedules, an “Tarpon Regulatory Agreement”), nor has Tarpon or any of the Tarpon Subsidiaries been advised during the three years preceding the date hereof by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Tarpon Regulatory Agreement.
      Section 3.14.     Reserved.
      Section 3.15.     Investment Securities. Each of Tarpon and the Tarpon Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Tarpon or any of the Tarpon Subsidiaries. Such securities are valued on the books of Tarpon and the Tarpon Subsidiaries in accordance with GAAP.
      Section 3.16.     Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the audited consolidated statement of financial condition of Tarpon for fiscal year ended December 31, 2003, liabilities disclosed in Schedule 3.16 of the Tarpon Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2003, neither Tarpon nor any of the Tarpon Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Tarpon.
      Section 3.17.     Insurance. Schedule 3.17 of the Tarpon Disclosure Schedules describes all policies of insurance in which Tarpon or any of the Tarpon Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Tarpon or any of the Tarpon Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such policies complies with the requirements of any contracts binding on Tarpon or any of the Tarpon Subsidiaries relating to such assets or properties. Except as set forth in Schedule 3.17 of the Tarpon Disclosure Schedules, neither Tarpon nor any of the Tarpon Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Tarpon or any of the Tarpon Subsidiaries.
      Section 3.18.     Allowance for Loan Loss. The allowance for loan losses set forth in the September 30, 2004 financial statements of Tarpon is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 2004. The aggregate loan balances of the Association at such date in excess of such allowance are, to the best knowledge and belief of Tarpon, collectible in accordance with their terms.

      Section 3.19.     Title to Properties; Leases. (a) Tarpon, or each of the Tarpon Subsidiaries, as applicable, is the owner of good and marketable title to all real properties and is the owner of good title to all other property and assets, tangible and intangible, that it claims or otherwise purports to own to the extent it claims or otherwise purports to own them (including, without limitation, all of its assets reflected in its financial statements for the fiscal year ended December 31, 2003 or that it purports to have acquired since December 31, 2003), free and clear of any Liens, except for (the following collectively referred to as “Permitted Exceptions”) (i) pledges and liens given to secure deposits and other banking liabilities arising in the ordinary course of business, (ii) liens for current taxes not yet due and payable, (iii) all easements, covenants, conditions, assignments, defects, restrictions, exceptions, reservations and other encumbrances, whether recorded or unrecorded, which do not materially interfere with the use or operation of the property as the same is being currently used and operated, or render title to any material portion of the property unmarketable, (iv) all leases, subleases and any memoranda thereof and any non-disturbance agreements with tenants, subtenants or other occupants of any property or (v) any liens, encumbrances, objections or other matters which are caused or created by or on behalf of Buyer or the Surviving Corporation.
      (b) Each lease under which Tarpon or any of the Tarpon Subsidiaries is the lessee of any real or personal property is set forth in Schedule 3.19(b) of the Tarpon Disclosure Schedules (the “Tarpon Leases”) and will be, upon consummation of the Merger, in full force and effect, and Tarpon or each of the Tarpon Subsidiaries has been in peaceable possession of the property covered thereby since the commencement of the original term of such lease. With respect to the Tarpon Leases, (i) except as set forth in Schedule 3.4 of the Tarpon Disclosure Schedules, no right of approval or consent on the part of the lessor under such lease exists or will exist with respect to the Merger, (ii) no waiver, indulgence or postponement of Tarpon or the Tarpon Subsidiaries’ obligations under such lease has been granted by the lessor thereunder, or of such lessor’s obligations by Tarpon or the Tarpon Subsidiaries and (iii) neither Tarpon nor the Tarpon Subsidiaries nor, to the knowledge of Tarpon, the lessor under such lease has violated, in any material respect, any of the terms or conditions of such lease, and all of the material covenants to be performed by Tarpon or the Tarpon Subsidiaries and the lessor as of the date hereof have been fully performed in all material respects.
      Section 3.20.     Environmental Matters. Neither Tarpon nor any of the Tarpon Subsidiaries has received notice of any material violation of any applicable environmental law, regulation, ordinance, order or requirement relating to its operations or properties; to Tarpon’s knowledge no such violation exists; and to Tarpon’s knowledge all properties and buildings and other structures occupied, owned, leased or used by Tarpon or the Tarpon Subsidiaries, or in which Tarpon or any of the Tarpon Subsidiaries has an interest (whether acquired by foreclosure or otherwise), comply, in all material respects, with all applicable environmental laws, regulations, ordinances, orders and requirement, except where any noncompliance would not have a Material Adverse Effect on Tarpon. To Tarpon’s knowledge, all properties occupied, owned, leased or used by Tarpon or the Tarpon Subsidiaries, or in which Tarpon or the Tarpon Subsidiaries has an interest (whether by foreclosure or otherwise, including all improvements thereon: (i) are free from contamination; (ii) have not been subject to a release, discharge or emission, or imminent threat of release, discharge or emission, of any hazardous substance, gas or liquid, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act or the rules and regulations promulgated or published thereunder, or any other substance, gas or liquid, which is prohibited, controlled or regulated thereunder, or which is regulated under any law or regulation dealing with protection or public health or safety, or the environment except as would be expected in the ordinary course of business (collectively, “Hazardous Substances”); and (iii) have not appeared or have not proposed to appear on the United States Environmental Protection Agency’s National Priority List or any similar state list. There have been no past, and to Tarpon’s knowledge there are no pending or threatened, claims, complaints, notices, or requests for information received by Tarpon or the Tarpon Subsidiaries with respect to any alleged violation of any Environmental Law, or potential liability under any Environmental Law. The term “Environmental Law” means all applicable statutes, laws, regulations, orders, judgments, decrees or principles of common law, and any permits, licenses, authorization, relating to pollution, protection of the environment, public health or safety, employee health or safety, or the emission, discharge, release or threatened release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
      Section 3.21.     Approval Delays. Tarpon knows of no reason why any of the regulatory approvals referenced in Section 6.1(c) and Section 6.2(c) should be denied or unduly delayed.
      Section 3.22.     Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of Tarpon Common Stock of this Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of Tarpon required for any of the transactions contemplated by this Agreement.
      Section 3.23.     Powers of Attorney. No power of attorney or similar authorization given by Tarpon not in the ordinary course of business is currently outstanding.
      Section 3.24.     Fairness Opinion. Tarpon has received a written opinion from Keefe Ventures, LLC, dated as of a date within five business days of the date hereof, to the effect that as of such date, the Per Share Consideration is fair to Tarpon from a financial point of view. Tarpon has delivered to Buyer a copy of such opinion.
Article IV
Representations and Warranties of Buyer and Acquisition Corp.
      Each of Buyer and Acquisition Corp. jointly and severally represent and warrant to Tarpon as follows:
      Section 4.1.     Corporate Organization. Each of Buyer and Acquisition Corp. is a corporation duly organized and validly existing under the laws of the States of Nevada and Florida, respectively. Each of Buyer and Acquisition Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly registered as a bank holding company under the BHCA. True and complete copies of the Articles of Incorporation and Bylaws of each of Buyer and Acquisition Corp., as in effect as of the date of this Agreement, have previously been made available by each of Buyer and Acquisition Corp. to Tarpon. Buyer owns directly all of the issued and outstanding shares of capital stock of Acquisition Corp.
      Section 4.2.     Authority. Each of Buyer and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement subject to shareholder and regulatory approvals, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Buyer and Acquisition Corp, and Buyer, as the owner of all of the outstanding shares of capital stock of Acquisition Corp. has caused this Agreement and the Merger to be approved in accordance with Florida Law. No corporate proceedings on the part of Buyer or Acquisition Corp. are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Acquisition Corp. and, assuming due authorization, execution and delivery by Tarpon, constitutes a valid and binding obligation of each of Buyer and Acquisition Corp., enforceable against each of Buyer and Acquisition Corp. in accordance with its terms.
      Section 4.3.     Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by each of Buyer and Acquisition Corp. of this Agreement and the consummation by Acquisition Corp. of the Mergers and the other transactions contemplated hereby except for (a) the filing by Buyer and Acquisition Corp. of the Regulatory Application and the approval of the Regulatory Application, (b) the filing with the Securities and Exchange Commission (“SEC”) of the Proxy Materials (as such term is hereinafter defined) and the S-4 (as such term is hereinafter defined) relating to the Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Articles of Merger with the Florida Department of State under Florida Law and (d) the approval of this Agreement by the requisite vote of the shareholders of Acquisition Corp. and Tarpon.

      Section 4.4.     Financial Resources. Buyer has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement. Buyer and its subsidiaries are, and will be following the Merger, in compliance with all applicable capital, debt and financial and non-financial criteria of state and federal banking agencies having jurisdiction over them.
      Section 4.5.     Approval Delays. Buyer knows of no reason why any of the regulatory approvals referred to in Section 6.1(c) and Section 6.2(c) should be denied or unduly delayed.
      Section 4.6.     Vote Required. The approval by Buyer, as sole stockholder of Acquisition Corp., of this Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of Buyer or Acquisition Corp. required for any of the transactions contemplated by this Agreement.
      Section 4.7.     Taxes. (a) Buyer represents and warrants to each other party in the transaction and their respective advisers that Buyer’s participation in the transaction is not part of a reportable transaction as defined in Treas. Reg. § 1.6011-4.
      (b) Buyer represents and warrants that Buyer shall comply with all Tax reporting requirements with respect to the transaction.
      Section 4.8.     Capital Stock. The authorized capital stock of Buyer, as of the date of this Agreement, consists of (i) 40,000,000 shares of Buyer Common Stock, of which 20,577,651 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, no par value per share, none of which are issued and outstanding. All of the shares of Buyer Common Stock to be issued in exchange for shares of Tarpon Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable. None of the shares of Buyer Common Stock to be issued in exchange for shares of Tarpon Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past stockholders of Buyer. As of the date hereof, there are outstanding options to purchase 765,525 shares of Buyer Common Stock under its stock option plans.
      Section 4.9.     Reports and Financial Statements. Since January 1, 2003, Buyer has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Form 10-K, Forms 10-Q and proxy statements, and (ii) other regulatory authorities and (iii) applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the Buyer financial statements included therein, exhibits, and schedules thereto, complied in all material respects with applicable laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Since January 1, 2003, except for normal examinations conducted by the regulatory authorities in the regular course of the business of the Buyer and its subsidiaries, no regulatory authority has instituted any proceeding or, to the knowledge of Buyer, investigations into the business or operations of Buyer or its subsidiaries. Buyer financial statements included in such reports (excluding call reports), as of the dates thereof and for the periods covered thereby: (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the Buyer, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the Buyer as of the dates indicated and the consolidated results of operation, changes in stockholders equity and cash flows of Buyer, on a consolidated basis, for the periods indicated in accordance with generally accepted accounting principles (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto, or in the case of interim financial statements, to normal year-end adjustments that are not material).
      Section 4.10.     Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the audited consolidated statement of financial condition of Buyer for fiscal year ended December 31, 2003 and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2003, Buyer has incurred no liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer.
Article V
Additional Agreements
      Section 5.1.     Conduct of Business. Between the date hereof and the Closing Date, the parties shall conduct their respective businesses and shall cause their subsidiaries to conduct their businesses in the usual and ordinary course consistent in all material respects with prudent banking practices.
      Section 5.2.     Negative Covenants. Between the date hereof and the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(a) except upon the exercise of existing options and warrants under the Tarpon Option Plan or the Tarpon Warrant Agreement, as applicable, Tarpon shall, and shall cause the Bank to, make no changes in their respective charters or bylaws or in the number of their issued and outstanding shares;

(b) Tarpon shall, and shall cause the Bank to, not increase the compensation of their directors, officers or employees, provided, however, that the compensation of officers and employees of Tarpon and the Bank may be increased in a manner consistent with prior practice of Tarpon and the Bank;

(c) Tarpon shall, and shall cause the Bank to, make no loan for $500,000 or more, except for loans currently committed to be made pursuant to written commitment letters, and Tarpon shall, and shall cause the Bank to, make no other loans, or renewals or restructuring of loans regardless of amount except in the ordinary course of business and consistent in all material respects with prudent banking practices and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower’s credit; provided, however, that the foregoing restriction on lending shall not apply to any such loans submitted to Buyer by Tarpon for approval where Buyer does not issue non-approval of such loan within five (5) business days after the receipt from Tarpon of a completed underwriting package with respect to such loans.

(d) Tarpon shall not declare or pay any stock dividend, cash dividend or other distribution without the prior written consent of Buyer;

(e) Tarpon shall, and shall cause the Bank to, use their best efforts to maintain their present insurance coverage in respect to their respective properties and businesses;

(f) Tarpon shall, and shall cause the Bank to, make no significant changes, outside the ordinary course of business, in the general nature of the business conducted by Tarpon and the Bank, including but not limited to the investment or use of their assets, the liabilities they incur, or the facilities they operate;

(g) Tarpon shall, and shall cause the Bank to, not enter into any employment, consulting or other similar agreements that are not terminable on 30 days’ notice or less without penalty or obligation;

(h) Tarpon shall, and shall cause the Bank to, not take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any Tarpon Plan, except as contemplated by this Agreement or as disclosed in the Tarpon Disclosure Schedules;

(i) Tarpon shall, and shall cause the Bank to, timely file all required tax returns with all applicable taxing authorities and shall not make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

(j) except as already reflected in the financial statements provided to Buyer, Tarpon shall, and shall cause the Bank to, not make any expenditure for fixed assets in excess of $25,000 for any single item, or $50,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $5,000;

(k) Tarpon shall, and shall cause the Bank to, not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, dispose of real estate owned, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

(l) Tarpon shall, and shall cause the Bank to, not do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Tarpon or the Bank is a party or by which either Tarpon or the Bank is otherwise bound where such breach would have a Material Adverse Effect on Tarpon;

(m) Tarpon shall, and shall cause the Bank to, make no changes of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;

(n) Tarpon shall cause the Bank not to accept any brokered deposits, except in the ordinary course of its business consistent with past practice;

(o) Tarpon shall not grant any new stock options or issue any new warrants pursuant to any plan, contract or arrangement;

(p) Tarpon shall, and shall cause the Bank to, substantially comply with all material laws applicable to the conduct of its business;

(q) Tarpon shall, and shall cause the Bank to, use its best efforts to preserve its business organization in tact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it;

(r) Tarpon shall, and shall cause the Bank to, not make any borrowings, except in the ordinary course of business (indebtedness, other than deposits in customary amounts accepted by the Bank in the ordinary course of its business, maturing more than one year after its creation is not for the purpose of this Agreement considered as being in the “ordinary course”);

(s) Tarpon shall, and shall cause the Bank to, not purchase or invest in securities or obligations, or accept deposits (except for deposits at rates consistent with those being paid generally by other financial institutions in markets in which the Bank has branch offices) having a maturity of more than three years from the date of purchase or acceptance;

(t) Tarpon shall, and shall cause the Bank to, not extend credit or make advances, or grant any extension of any outstanding loan, advance or other credit, to any customer of the Bank who is listed on the Bank’s problem or watch list or who has any outstanding loan, advance or other credit from the Bank which is in default, has been placed on nonaccrual status or has been internally classified as among “other loans specifically mentioned,” or as “substandard,” “doubtful” or “loss”; and

(u) Tarpon shall, and shall cause the Tarpon Subsidiaries to, not nominate or appoint any new directors or executive officers of Tarpon or the Tarpon Subsidiaries, as the case may be.
      Section 5.3.     Access to Information and Due Diligence. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Tarpon shall, and shall cause the Tarpon Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Tarpon shall, and shall cause the Tarpon Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal banking laws, and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither Tarpon nor the Tarpon Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of Tarpon’s customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
      (b) Buyer shall hold all information furnished by or on behalf of Tarpon or the Tarpon Subsidiaries or their representatives pursuant to Section 5.3(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of such parties that may have been obtained in the course of negotiations or examination of the affairs of Tarpon either before or after the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public sources) and shall destroy any information, analyses or the like derived from such confidential information. Buyer shall use such information solely for the purpose of conducting business, legal and financial reviews of the Tarpon and for such other purposes as may be related to this Agreement.
      (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein. Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with this Section 5.3 which is materially inconsistent with any representation or warranty made by the other party under this Agreement; provided, however, that either party’s failure to provide such notice to the other party shall not, in turn, be deemed to constitute a material breach of such party’s obligations under this Agreement.
      Section 5.4.     Meeting of Shareholders of Tarpon; Preparation of Tarpon Proxy Materials and S-4 Registration Statement. (a) Tarpon shall call a special meeting of its shareholders (the “Shareholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 (as such term is hereinafter defined) is declared effective by the SEC for the purpose of voting upon this Agreement, the Merger and such other related matters as it deems appropriate in accordance with Tarpon’s Articles of Incorporation, its Bylaws and Florida Law. In connection with the Shareholders’ Meeting, (i) Tarpon shall prepare a notice of Shareholders’ Meeting; (ii) Buyer and Acquisition Corp. shall furnish all information concerning it that Tarpon may reasonably request in connection with conducting the Shareholders’ Meeting; (iii) Tarpon shall prepare for printing, copying and distribution to Tarpon’s shareholders at its own expense, appropriate proxy materials (hereinafter referred to as the “Proxy Materials”), including a proxy statement (hereinafter referred to as the “Proxy Statement”), the form of proxy which complies with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and audited financial statements for its fiscal year ended December 31, 2004; (iv) Buyer and Acquisition Corp. shall furnish all information concerning it that Buyer and Acquisition Corp. may reasonably request in connection with preparing the Proxy Materials; (v) subject to Section 7.1(e) of this Agreement, the Board of Directors of Tarpon shall recommend to its shareholders the approval of this Agreement and the Merger; and (vi) Tarpon shall use its best efforts to obtain its shareholders’ approval of this Agreement and the Merger. The parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement within 45 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement (including the presentation of draft copies of such Proxy Materials to the other) prior to filing with the SEC and delivery to Tarpon’s shareholders. Tarpon will use its commercially reasonable efforts to deliver notice of the Proxy Materials to its shareholders as soon as practicable after the S-4 has been declared effective by the SEC.
      (b) Buyer shall as soon as practicable after the date of this Agreement prepare and file with the SEC a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”), in which the Proxy Statement will be included as a prospectus, with respect to Buyer Common Stock to be issued in connection with the Merger (hereinafter referred to as the “S-4”); provided, however, that Buyer will not file the S-4 prior to Tarpon’s filing with the SEC of its annual report on Form 10-KSB for its fiscal year ended December 31, 2004. Tarpon and its counsel, accountants and advisors shall have the right to review and comment upon the S-4, and revisions made in response to such comments, a reasonable period prior to filing. Buyer and Acquisition Corp. shall use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement, Tarpon and Buyer, as the case may be, will promptly inform the other and cooperate and assist each other in preparing such amendment or supplement and mailing the same to the shareholders of Tarpon.
      (c) Buyer and Tarpon shall, upon request, furnish each other all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Materials, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Tarpon or any of their subsidiaries to the SEC or any Regulatory Agency in connection with the Merger and the other transactions provided for in this Agreement.
      (d) Buyer represents to Tarpon that the S-4 (i) will comply in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that in no event, shall Buyer or Acquisition Corp. be liable for any untrue statement of a material fact or omission to state a material fact in the S-4 made in reliance upon, and in conformity with, written information concerning Tarpon which was furnished by Tarpon to Buyer or Acquisition Corp.
      (e) Tarpon represents to Buyer and Acquisition Corp that the Proxy Materials (i) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that in no event, shall Tarpon be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Materials made in reliance upon, and in conformity with, written information concerning Buyer and Acquisition Corp. which was furnished by Buyer and Acquisition Corp. to Tarpon.
      Section 5.5.     Nasdaq Listing. Buyer shall take such actions as are required to cause the Buyer Common Stock to be issued in the Merger pursuant to this Agreement to be approved for inclusion on Nasdaq, subject to official notice of issuance, prior to the Closing.
      Section 5.6.     Regulatory Filings. Buyer, as soon as is reasonably practical, but in no event later than the 60th day following the date of this Agreement, shall take all appropriate actions necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof, and Tarpon will cooperate fully in the process of obtaining all such approvals. As soon as practicable after the date of this Agreement, Buyer shall make all appropriate initial filings necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof. Buyer shall provide Tarpon with draft copies of all regulatory applications sufficiently in advance of the proposed filing date to allow Tarpon time to review and comment on such draft copies. In addition, Buyer shall provide Tarpon with copies of all applications filed (and all correspondence and amendments with respect to such filings) and all approvals when received.
      Section 5.7.     Reasonable Efforts. The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the parties hereto shall intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations and warranties contained herein to be or to become untrue.
      Section 5.8.     Business Relations and Publicity. Tarpon shall use reasonable efforts to preserve its reputation and relationship with suppliers, clients, depositors, customers, employees and others having business relations with it. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made except as mutually agreed upon, provided that either party hereto, after consultation with the other party, may make such disclosures concerning the transactions provided for herein as the disclosing party believes are required by law.
      Section 5.9.     No Conduct Inconsistent with this Agreement. (a) Tarpon agrees that it shall not, during the term of this Agreement, (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or any of the Tarpon Subsidiaries with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or (ii) negotiate with or entertain any proposals from any other person for any such transaction wherein the business, assets or capital stock of it or the Tarpon Subsidiaries would be acquired, directly or indirectly, by any party other than as provided by this Agreement, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of Tarpon reasonably believes, upon the opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. Tarpon shall promptly notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Tarpon Subsidiaries with any corporation or other entity other than as provided by this Agreement and shall keep Buyer informed of the status and details of any such inquiry or proposal.
      (b) Nothing contained in Section 5.9(a) hereof shall prohibit Tarpon from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for Tarpon’s common stock.
      Section 5.10.     Board of Directors’ Notices, Minutes, Etc. Tarpon shall give reasonable notice to Buyer of all meetings of the Board of Directors and Board committees of Tarpon and the Bank, and if known, the agenda for or business to be discussed at such meeting. Tarpon shall transmit to Buyer, promptly, copies of all notices, minutes, consents and other materials that Tarpon or the Bank provides to their directors to the extent permissible under law, other than materials relating to any proposed acquisition of Tarpon or the Bank. Buyer agrees to hold in confidence and trust and to act in a fiduciary manner with respect to such information.
      Section 5.11.     Untrue Representations and Warranties. During the term of this Agreement, if a party hereto becomes aware of any facts or of the occurrence or impending occurrence of any event that would cause one or more of such party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party, then such party shall immediately give detailed written notice thereof to the other party.
      Section 5.12.     Indemnification; Directors’ and Officers’ Insurance. From and after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Tarpon or the Tarpon Subsidiaries pursuant to any indemnification agreements between Tarpon and its directors and officers existing prior to the date hereof. Furthermore, for a period of six years following the Effective Time, Buyer agrees to indemnify and hold harmless those directors and officers of Tarpon entitled to indemnification under, and to the fullest extent permitted by Florida Law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
      Section 5.13.     Employee Benefit and Incentive Plans. (a) At the Effective Time, except as otherwise provided in this paragraph, each employee of Tarpon and the Tarpon Subsidiaries shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefit programs offered or maintained by Buyer and its subsidiaries on the same terms and conditions that Buyer and its subsidiaries may make available to their officers and employees, including, without limitation, any health, life, long-term disability, severance, vacation or paid time off programs (“Buyer’s Welfare Plans”). The period of employment and compensation of each employee of Tarpon and the Tarpon Subsidiaries before the Effective Time shall be counted for all purposes under Buyer’s Welfare Plans, including, without limitation, for purposes of service credit, eligibility and vesting. Any expenses incurred by an employee of Tarpon or the Tarpon Subsidiaries under Tarpon’s or the Bank’s employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under Buyer’s Welfare Plans. Buyer shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in Buyer’s Welfare Benefit Plans as they apply to Tarpon’s employees and former employees and their dependents.
      (b) (i) Immediately prior to the Effective Time, Tarpon shall cause the Bank’s Profit Sharing 401(k) Plan (the “401(k) Plan”) to be terminated, and in connection therewith to fully vest the accounts held by the

401(k) Plan participants on the date of such termination. All 401(k) Plan participants who are not employed by the Buyer immediately following the Effective Time shall have the distribution options available to participants who terminate employment or otherwise separate from service. As soon as practicable after receipt of a favorable determination letter from the IRS as to the tax-qualified status of the 401(k) Plan under Section 401(a) and 501(a) of the Code upon its termination (the “401(k) Determination Letter”), the remaining account balances held under the 401(k) Plan shall be directly transferred into the First Busey Corporation Profit Sharing Plan for which Buyer has received a favorable determination letter from the IRS as to its tax-qualified status under Sections 401(a) and 501(a) of the Code (the “Buyer Plan”). Tarpon and its representatives prior to the Effective Time and Buyer and its representatives after the Effective Time shall use their best efforts to apply and obtain such 401(k) Final Determination Letter from the IRS. In the event that Tarpon and its representatives prior to the Effective Time and Buyer and its representatives after the Effective Time reasonably determine that the 401(k) Plan cannot obtain a favorable 401(k) Final Determination Letter, or that the amounts held therein cannot be transferred to the Buyer Plan without causing the 401(k) Plan to lose its tax-qualified status, Tarpon and its representatives prior to the Effective Time and Buyer after the Effective Time shall take such actions as they may reasonably determine, with respect to the distribution of benefits to the 401(k) Plan participants, provided that the assets of the 401(k) Plan shall be held or paid only for the benefit of such 401(k) Plan participants; and provided further that in no event shall any portion of the amounts held in the 401(k) Plan revert, directly or indirectly, to Tarpon or any affiliate thereof, or to Buyer or any affiliate thereof.
      (ii) If employees of Tarpon or any Tarpon Subsidiary become eligible to participate in the Buyer Plan: (A) all such employees who are or were 401(k) Plan participants shall become participants in the Buyer Plan on the date the Buyer Plan is made available; and (B) each such employee’s period of employment with Tarpon or the Tarpon Subsidiary before the Closing Date shall be counted for all purposes under the Buyer Plan, including, without limitation, for purposes of eligibility and vesting.
      (c) Treatment of Stock Options under the Tarpon Option Plan. Prior to the Effective Time and in recognition that Buyer has expressly agreed not to assume the Tarpon Option Plan, the Board of Directors of Tarpon shall terminate the Tarpon Option Plan and cancel any and all outstanding stock options granted after December 31, 2004.
      Section 5.14.     COBRA. Until the Effective Time, Tarpon shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) with respect to each qualified beneficiary (as defined in COBRA) of Tarpon who incurs a qualifying event (as defined in COBRA) before the Effective Time. Buyer shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Tarpon qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each Tarpon qualified beneficiary who incurs a qualifying event before the Effective Time.
      Section 5.15.     Certain Consents. In the event of a request by Tarpon for written consent from Buyer for purposes of Sections 5.2 and 6.1 hereof, Buyer shall use reasonable efforts to respond to such request promptly; Tarpon shall be entitled to rely, for purposes of any of such sections, on a verbal consent given on behalf of Buyer by Douglas C. Mills, its Chairman of the Board and Chief Executive Officer, or Barbara J. Kuhl, its President and Chief Operating officer.
      Section 5.16.     Title to Real Property. (a) Within 45 days after the date hereof, Tarpon, at its expense, will furnish to Buyer the following documents with respect to the real property owned by Tarpon located at the addresses set forth on Schedule 5.16 of the Tarpon Disclosure Schedule (the “Owned Real Property”):

(i) An ALTA owner’s title insurance commitment, in the minimum amount of $10,000 with respect to each parcel of Owned Real Property, and showing Tarpon or the Tarpon Subsidiaries as the owner of such Owned Real Property, subject only to Permitted Exceptions; and

(ii) An ALTA Class A survey, including Table 3 requirements 1-12, of each parcel of Owned Real Property, certified to the title insurance company issuing the title insurance commitment with respect to such parcel referred to in clause (i) directly above, Tarpon and Buyer, and disclosing no survey matters affecting such parcel other than Permitted Exceptions.

      (b) Buyer shall have ten days after the delivery of the title commitments and surveys to examine the title commitments and surveys and notify Tarpon in writing of any defects noted therein that are not Permitted Exceptions (“Title Defects”). If Buyer fails to notify Tarpon of any Title Defects, title to the Owned Real Property shall be deemed accepted. If Buyer timely notifies Tarpon of any Title Defects within such ten day period, Tarpon shall have five days after receipt of Buyer’s notification to advise Buyer that: (i) Tarpon will remove any Title Defects on or before the Closing Date; or (ii) Tarpon will not cause the Title Defects to be removed. If Tarpon advises Buyer that it will not cause the exceptions to be removed, Buyer will have five days after Tarpon’s notification to elect, as its sole remedy, to: (i) proceed with the transaction and accept such Title Defects; or (ii) terminate this Agreement by written notice to Tarpon. If Buyer does not give Tarpon notice of its election within such period, Buyer will be deemed to have elected to proceed with this transaction.
      Section 5.17.     Environmental Surveys. Within 45 days after the date hereof, Tarpon, at its expense, will furnish to Buyer, with respect to each parcel of Owned Real Property, a written environmental audit prepared by an engineering firm or other qualified expert satisfactory to Buyer, and prepared in accordance with the ASTM standard for Phase I environmental site assessments exclusive of the title search (as such search is being done independent of the environmental audit), and designed to meet the requirements of any applicable state law relating to an innocent owner defense to liability for releases of Hazardous Substances (the “Phase I Audits”). Buyer may request with ten days following receipt of any Phase I Audit that recommends additional investigation, that such recommendations be performed (“Phase II Work”). Costs associated with Phase II Work shall be paid by Tarpon up to $15,000 and thereafter paid by Buyer. Within ten days of receiving the results of any Phase II Work that confirms the presence of a significant environmental concern that may reasonably have a Material Adverse Effect on Tarpon, Buyer and Tarpon will agree to negotiate a mutually agreeable resolution. If a mutually agreeable resolution cannot be reached after ten days, Tarpon and Buyer shall have the right to terminate this Agreement by providing written notice of the same.
      Section 5.18.     List of Tarpon Stockholders. At the Effective Time, Tarpon shall deliver to Buyer a list of holders of record of the outstanding Tarpon Common Stock as of the most recent reasonably practicable date, and the accuracy of such list shall be certified by an authorized officer of Tarpon.
      Section 5.19.     Tax Treatment and Tax Certificates. (a) Subject to the provisions of Section 1.6(c) of this Agreement, each of Buyer and Tarpon shall use reasonable best efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.2(g), including, without limitation, forbearing from taking any action that would cause the Mergers not to qualify as a reorganization under the provisions of Section 368(a) of the Code.
      (b) Each of Buyer and Tarpon shall cooperate with each other in obtaining the opinion of Crowe Chizek and Company LLC, dated as of the Closing, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, Tarpon shall deliver to Crowe Chizek and Company LLC a customary representation letter in form and substance reasonably satisfactory to Crowe Chizek and Company LLC and Tarpon shall obtain any representation letters from appropriate shareholders and shall deliver any such letters obtained to Crowe Chizek and Company LLC.
      (c) FIRPTA. At or prior to the Closing, Tarpon, if requested by Buyer, shall deliver to the IRS a notice that the shares of Tarpon Common Stock are not a “U.S. Real Property Interest” as defined in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).
      Section 5.20.     Rule 144 Compliance. From and after the Effective Time, Tarpon shall file all reports with the SEC necessary to permit the shareholders of Tarpon who may be deemed “underwriters” (within the meaning of Rule 145 under the Securities Act) of Tarpon Common Stock to sell Buyer Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Buyer is otherwise required to file such reports with the SEC.

      Section 5.21.     Tax Disclosure. Each party to the transaction (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to the party relating to such Tax treatment and Tax structure.
Article VI
Conditions Precedent
      Section 6.1.     Conditions Precedent to Obligations of Buyer and Acquisition Corp. Unless the conditions are waived by Buyer or Acquisition Corp., all obligations of Buyer and Acquisition Corp. under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

(a) Representations and Warranties; Performance of Agreements. The representations and warranties of Tarpon contained in Article III of this Agreement, or in any documents, certificates, schedules or exhibits delivered by, or on behalf, of Tarpon to Buyer pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on Tarpon. Tarpon shall have performed all agreements herein required to be performed by it on or before the Closing Date.

(b) Closing Certificate. Buyer shall have received a certificate signed by the Chief Executive Officer of Tarpon, dated as of the Closing Date, certifying in such detail as Buyer may reasonably request, as to the fulfillment of the conditions to the obligations of Buyer as set forth in this Agreement and required to be fulfilled by Tarpon on or before the Closing Date.

(c) Regulatory and Other Approvals. Buyer shall have obtained the approval of all appropriate regulatory entities (including, without limitation, the approval of the FRB) with respect to the Mergers of the transactions contemplated by this Agreement (hereinafter, the “Requisite Regulatory Approval”), all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

(d) Approval of Merger and Delivery of this Agreement. This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors and the shareholders of Tarpon in accordance with applicable law and the Articles of Incorporation and Bylaws of Tarpon, and the proper officers of Tarpon shall have executed and delivered to Buyer copies of this Agreement and the Articles of Merger, in form suitable for filing with the Florida Department of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

(e) Effectiveness of S-4. The S-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

(f) Nasdaq Listing. The shares of Buyer Common Stock to be issued in the Merger pursuant to this Agreement will have been accepted for inclusion on Nasdaq, subject to official notice of issuance, and freely tradable in the United States.

(g) No Litigation with Respect to Transactions. No suit or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions.

(h) No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of Tarpon and the Bank, taken as a whole, shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Tarpon or the Bank, taken as a whole.

(i) Consents. Tarpon and the Bank shall have obtained all such written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, except where the failure to obtain any such written consents, permissions and approvals would not have a Material Adverse Effect on Buyer, it being understood by the parties hereto that the failure by Tarpon and the Bank to obtain any consent, permission or approval required under the Lease Agreement dated August 2001 between City Center of Charlotte County, Ltd. and Tarpon Coast Bancorp, Inc. shall not be construed as a Material Adverse Effect on Buyer.

(j) Dissenting Shares. No more than ten percent (10%) of shares of Tarpon Common Stock outstanding as of the Closing Date shall be Dissenting Shares.

(k) Employment Agreements. The Employment Agreements shall be in full force and effect.

(l) Other Documents. Buyer shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Tarpon with the terms of this Agreement.

      Section 6.2.     Conditions Precedent to Obligations of Tarpon. Unless the conditions are waived by Tarpon, all obligations of Tarpon under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

(a) Representations and Warranties; Performance of Agreements. The representations and warranties of Buyer and Acquisition Corp. contained in Article IV of this Agreement, or in any documents, certificates or exhibits delivered by them, or on their behalf to Tarpon pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for the representations and warranties of Buyer set forth in Section 4.8 of this Agreement, which shall be true and correct as of the date of this Agreement, and except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer and Acquisition Corp. shall have performed all agreements herein required to be performed by them on or before the Closing Date.

(b) Closing Certificate. Tarpon shall have received a certificate signed by the Chairman of the Board and Chief Executive Officer of Buyer, dated as of the Closing Date, certifying in such detail as Tarpon may reasonably request, as to the fulfillment of the conditions to the obligations of Tarpon as set forth in this Agreement and required to be fulfilled by Buyer or Acquisition Corp. on or before the Closing.

(c) Regulatory and Other Approvals. Buyer shall have obtained the Requisite Regulatory Approval; all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval, or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

(d) Approval of Merger and Delivery of this Agreement. This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of Buyer and Acquisition Corp., in accordance with applicable law and the Certificate of Incorporation and Bylaws of Acquisition Corp., and the proper officers of Buyer and Acquisition Corp. shall have executed and delivered to Tarpon copies of this Agreement and the Articles of Merger, in form suitable for filing with the Florida Department of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

(e) Effectiveness of S-4. The S-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

(f) Nasdaq Listing. The shares of Buyer Common Stock to be issued in the Merger pursuant to this Agreement will have been accepted for inclusion on Nasdaq, subject to official notice of issuance, and freely tradable in the United States.

(g) Tax Opinion. Tarpon shall have received the opinion of Crowe Chizek and Company LLC, in form and substance reasonably satisfactory to Tarpon, dated as of the Closing, substantially to the effect that on the basis of the facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Crowe Chizek and Company LLC may require and rely upon representations contained in certificates of officers of Tarpon and others, reasonably satisfactory in form and substance to Crowe Chizek and Company LLC.

(h) No Litigation with Respect to Transactions. No suit or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions.

(i) No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of Buyer and its subsidiaries, taken as a whole, shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Buyer and its subsidiaries, taken as a whole.

(j) Fairness Opinion. Tarpon shall have received from Keefe Ventures, LLC, a fairness opinion dated as of the date of the Proxy Statement and in form and substance reasonably satisfactory to Tarpon, to the effect that the consideration to be received in the Merger by the shareholders of Tarpon is fair, from a financial point of view, to the shareholders of Tarpon.

(k) Other Documents. Tarpon shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Buyer and Acquisition Corp. with the terms of this Agreement.
Article VII
Termination, Expenses and Amendment
      Section 7.1.     Termination. This Agreement may be terminated before the Effective Time:

(a) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Tarpon, by written agreement between Buyer and Tarpon, if the Board of Directors of each so determines;

(b) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Tarpon, by either the Board of Directors of Tarpon or the Board of Directors of Buyer and Acquisition Corp. if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either the Board of Directors of Tarpon or the Board of Directors of Buyer and Acquisition Corp. if the Merger shall not have been consummated on or before August 30, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by Buyer or Tarpon if any approval of the shareholders of Tarpon required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(e) by Tarpon, upon two days’ prior notice to Buyer, if, as a result of an unsolicited tender offer by a party other than Buyer or its affiliates or any written offer or proposal with respect to a merger, share exchange, sale of a material portion of its assets or other business combination (each, a “Business Combination Proposal”) by a party other than Buyer or its affiliates, the Board of Directors of Tarpon determines in good faith that its fiduciary obligations under applicable law require that such Business Combination Proposal be accepted; provided, however, that:

(i) the Board of Directors of Tarpon shall have been advised in an opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by Buyer in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and

(ii) before delivering the two days’ prior notice to Buyer to effect a termination under this paragraph (e), Tarpon shall, and shall cause its financial and legal advisors to, negotiate with Buyer for three calendar days to make such adjustments in the terms and conditions of this Agreement as would enable Tarpon to proceed with the transactions contemplated herein on such adjusted terms;

(f) by Tarpon, by written notice to Buyer, if:

(i) there exists any material breach or breaches of the representations and warranties of Buyer made herein, and such breaches shall not have been remedied within 30 days after receipt by Buyer of notice in writing from Tarpon, specifying the nature of such breaches and requesting that they be remedied; or

(ii) Buyer shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Buyer of notice in writing from Tarpon, specifying the nature of such failure and requesting that it be remedied; or

(g) by Buyer, by written notice to Tarpon, if:

(i) there exists any material breach or breaches of the representations and warranties of Tarpon made herein, and such breaches shall not have been remedied within 30 days after receipt by Tarpon of notice in writing from Buyer, specifying the nature of such breaches and requesting that they be remedied; or

(ii) Tarpon shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Tarpon of notice in writing from Buyer, specifying the nature of such failure and requesting that it be remedied; or

(iii) the Board of Directors of Tarpon or any committee thereof:

(A) shall withdraw or modify in any manner adverse to Buyer its approval or recommendation of this Agreement or the Merger,

(B) shall fail to reaffirm such approval or recommendation upon Buyer’s request,

(C) shall approve or recommend any Business Combination Proposal involving Tarpon other than the Merger involving Tarpon, in each case, by or involving a party other than Buyer or any of its affiliates or

(D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

(h) by Tarpon, by written notice to Buyer if Tarpon receives written notice from Crowe Chizek and Company LLC that it is unable to provide the opinion set forth in Section 6.2(g) of this Agreement.
      Section 7.2.     Termination Fee; Expenses.
      (a) Termination Fee. If this Agreement is terminated at such time that this Agreement is terminable pursuant to (i) one (but not both) of (A) Section 7.1(f)(i) or (ii), or (B) Section 7.1(g)(i) or (ii) or Section 7.1(h), then the breaching party shall promptly (but no later than three (3) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $750,000; provided, however, that in the case of a termination pursuant to clause (ii) above, the “breaching party” shall be deemed to be Buyer and the “non-breaching party” shall be deemed to be Tarpon; provided, further, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $750,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.
      (b) Alternative Termination Fee. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 7.1(e), then Tarpon shall pay to Buyer, in immediately available funds at the time of the termination of this Agreement, $1,000,000.
      (c) Expenses. The parties agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.
      Section 7.3.     Effect of Termination. Subject to Section 7.2, in the event of termination of this Agreement by Tarpon or Buyer pursuant to Section 7.1 there shall be no liability on the part of either Tarpon or Buyer or their respective officers or directors hereunder, except that Section 5.3(b), Section 7.2 and Section 7.3 shall survive the termination.
      Section 7.4.     Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Tarpon; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Tarpon, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Tarpon Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 7.5.     Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided however that after any approval of the transactions contemplated by this Agreement by the shareholders of Tarpon, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Tarpon Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Article VIII
General Provision
      Section 8.1.     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time. Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.
      Section 8.2.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      If to Buyer addressed to:

First Busey Corporation
201 West Main Street
Urbana, Illinois 61801

Attention:	Douglas C. Mills, Chairman of the

Board and Chief Executive Officer
Telephone: (217) 365-4512
Facsimile: (217) 365-4592
      with a copy to:

Stathy Darcy, Esq.
Chapman and Cutler LLP
111 West Monroe Street
Chicago, Illinois 60603
Telephone: (312) 845-3000
Facsimile: (312) 701-2361
      If to Tarpon, addressed to:

Tarpon Coast Bancorp, Inc.
1490 Tamiami Trail
Port Charlotte, Florida 33948
Attention: Lewis S. Albert
Telephone: (941) 629-8111
Facsimile: (941) 625-1732
      with a copy to:

Smith Mackinnon, PA
Suite 800
255 South Orange Avenue
Orlando, Florida 32801
Attention: John P. Greeley, Esq.
Telephone: (407) 843-7300
Facsimile: (407) 843-2448

      Section 8.3.     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Tarpon, the Tarpon Subsidiaries, Buyer or Buyer Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.
      Section 8.4.     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      Section 8.5.     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
      Section 8.6.     Governing Law. This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law.
      Section 8.7.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If, however, any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a similar result.
      Section 8.8.     Publicity. Except as otherwise required by applicable law or the rules of Nasdaq or any other applicable securities exchange, neither Tarpon nor Buyer shall, nor shall Tarpon or Buyer permit the Tarpon Subsidiaries or any subsidiary of Buyer, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.
      Section 8.9.     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in this Section 8.9 and in Section 5.12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, each party’s respective advisors in connection with the transaction shall be considered to be third party beneficiaries of Section 3.9(c) and Section 4.7(b) of this Agreement who have relied upon such representations to their potential economic detriment.

      In Witness Whereof, Buyer, Acquisition Corp. and Tarpon have executed this Agreement as of the day and year hereinabove first written.

First Busey Corporation

By	/s/ Douglas C. Mills

Name: Douglas C. Mills

Title:	Chairman of the Board and

Chief Executive Officer

FBC Acquisition III Corp.

By	/s/ Douglas C. Mills

Name: Douglas C. Mills

Title:	President

Tarpon Coast Bancorp, Inc.

By	/s/ Lewis S. Albert

Name: Lewis S. Albert

Title:	Chairman of the Board and

Chief Executive Officer

Appendix B
Provisions of Florida Statutes Relating to Dissentors’ Rights
      607.1301 Appraisal rights; definitions. The following definitions apply to ss. 607.1302-607.1333:
      (1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s.607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
      (2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
      (3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.
      (4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
      (6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
      (7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
      (8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
      (9) “Shareholder” means both a record shareholder and a beneficial shareholder.
History. — s. 118, ch. 89-154; s. 21, ch. 2003-283.
607.1302 Right of shareholders to appraisal.
      (1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.
      (2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.
History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378.
607.1303 Assertion of rights by nominees and beneficial owners.
      (1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
      (2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
History. — s. 23, ch. 2003-283.
607.1320 Notice of appraisal rights.
      (1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
      (2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
      (3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.
History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.
      (1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
      (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.
607.1322 Appraisal notice and form.
      (1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph(2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
      (2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:
      1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.
      2. A copy of ss. 607.1301-607.1333.
History. — s. 26, ch. 2003-283.
607.1323 Perfection of rights; right to withdraw.
      (1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
      (2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
      (3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.
History. — s. 27, ch. 2003-283.
607.1324 Shareholder’s acceptance of corporation’s offer.
      (1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
      (2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
History. — s. 28, ch. 2003-283.
607.1326 Procedure if shareholder is dissatisfied with offer.
      (1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.
      (2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.
History. — s. 29, ch. 2003-283.
607.1330 Court action.
      (1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
      (2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
      (3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
      (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
      (5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
      (6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
History. — s. 2, ch. 2004-378.
607.1331 Court costs and counsel fees.
      (1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
      (4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.
      Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
History. — s. 31, ch. 2003-283
607.1333 Limitation on corporate payment.
      (1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
      (2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.
History. — s. 32, ch. 2003-283.

Appendix C
                    , 2005
The Board of Directors
Tarpon Coast Bancorp
1490 Tamiami Trail
Port Charlotte, FL 33948
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of Tarpon Coast Bancorp, Inc. (“TCBA”) common stock of the consideration to be paid pursuant to the Agreement and Plan of Merger dated February 23, 2005 (the “Agreement”) by and between TCBA and First Busey (“BUSE”). Pursuant to the Agreement, each share of TCBA’s Common Stock held shall cease to be outstanding and shall be converted to the right to receive BUSE’s common stock and cash as set forth in the Agreement.
      Keefe Ventures, LLC as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes.
      In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of TCBA and BUSE and the Merger, including among other things, the following: (i) the Agreement (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2003 of TCBA and BUSE; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of TCBA and BUSE for nine months ended September 30, 2004 and certain other communications from TCBA and BUSE to their respective stockholders; and (iv) other financial information concerning the businesses and operations of TCBA and BUSE furnished to us by TCBA and BUSE for purposes of our analysis. We have also held discussions with senior management of TCBA and BUSE regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for TCBA and BUSE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.
      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of TCBA and BUSE as to the reasonableness and achievability of the financial and operating forecasts and projection (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the aggregate allowances for loan and lease losses for TCBA and BUSE are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of TCBA and BUSE, nor have we examined any individual credit files.
      We have assumed that, in all respects, material to our analyses, the following: (i) the merger will be completed substantially in accordance with the terms set forth in the merger agreement; (ii) the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct; (iii) each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.
      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of TCBA and BUSE; (ii) the assets and liabilities of TCBA and BUSE; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.
      Based upon and subject to the foregoing it is our opinion that, as of the date hereof, the Merger consideration on the terms and subject to the conditions provided in the Agreement is fair, from a financial point of view, to holders of the shares of TCBA Common Stock.

Very truly yours,

Keefe Ventures, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Under Section 78.7502 of the Nevada Corporation Law (“NCL”), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys’ fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation—a “derivative action”) if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

     In accordance with Section 78.037(1) of the NCL, Article Tenth of First Busey Corporation’s Restated Articles of Incorporation, as amended, eliminates the personal liability of the Corporation’s directors to First Busey Corporation or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article Tenth and Section 78.037(1).

3.1	Restated Articles of Incorporation of First Busey Corporation (filed as Exhibit 3.1 to First Busey’s Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-15950), and incorporated herein by reference).

3.2	First Busey Corporation Revised By-Laws (filed as Exhibit 3.2 to First Busey’s Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-15950), and incorporated herein by reference).

5.1	Opinion of Chapman and Cutler LLP.

10.1	First Busey Corporation 1993 Restricted Stock Award Plan (filed as Appendix E to First Busey’s definitive proxy statement filed with the Commission on April 5, 1993 (File No. 0-15950), and incorporated herein by reference).

10.2	First Busey Corporation Profit Sharing Plan and Trust (filed as Exhibit 10.3 to First Busey’s Registration Statement on Form S-1 (Registration No. 33-13973), and incorporated herein by reference).

10.3	First Busey Corporation Employee Stock Ownership Plan (filed as Exhibit 10.7 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (File No. 2-66201), and incorporated herein by reference).

10.4	First Busey Corporation 1999 Stock Option Plan (filed as Appendix B to First Busey’s definitive proxy statement filed with the Commission on March 25, 1999 (File No. 0-15950), and incorporated herein by reference).

10.5	First Busey Corporation 2004 Stock Option Plan (filed as Annex D to First Busey’s definitive proxy statement filed with the Commission on March 12, 2004 (File No. 0-15950), and incorporated herein by reference).

10.6	First Busey Corporation Loan Agreement with JPMorgan Chase N.A., formerly known as Bank One, N.A. (filed as Exhibit 21.1 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-15950), and incorporated herein by reference).

14.1	First Busey Corporation Code of Ethics (filed as Exhibit 14.7 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-15950), and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Independent Public Accountants.

23.4	Consent of Chapman and Cutler LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on page II-5).

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urbana, State of Illinois, on March 31, 2005.

First Busey Corporation

By	/s/ Douglas C. Mills

Douglas C. Mills
Chief Executive Officer and Chairman of the Board

     Know All Men by These Presents, that each individual whose signature appears below hereby designates and appoints Douglas C. Mills, David D. Mills and Barbara J. Kuhl, and each of them, any one of whom may act without the joinder of the other, as such person’s true and lawful attorney-in-fact and agents (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 5, 2005.

Name	Title
/s/ Douglas C. Mills	Chairman of the Board and Chief Executive Officer and
Douglas C. Mills	Director (principal executive officer)

/s/ Barbara J. Harrington	Chief Financial Officer
Barbara J. Harrington	(principal financial officer)

/s/ Joseph M. Ambrose	Director
Joseph M. Ambrose

/s/ E. Phillips Knox	Director
E. Phillips Knox

/s/ David L. Ikenberry	Director
David L. Ikenberry

/s/ V.B. Leister, Jr.	Director
V.B. Leister, Jr.

/s/ Joseph E. O’Brien	Director
Joseph E. O’Brien

/s/ Arthur R. Wyatt	Director
Arthur R. Wyatt